EXHIBIT 10.130

STATE OF NEW YORK AGREEMENT OF LEASE FOR A PORTION OF THE 60 BROAD

STREET NEW YORK BUILDING

STATE NEW YORK

EXECUTIVE DEPARTMENT

OFFICE OF GENERAL SERVICES

MAYOR ERASTUS CORNING 2ND TOWER

The Governor Nelson A. Rockefeller

Empire State Plaza

Albany, New York 12242

O & Y CONCORD 60 BROAD STREET COMPANY,

AS LANDLORD

-WITH-

THE PEOPLE OF THE STATE OF NEW YORK,

AS TENANT.

DATED: AS OF APRIL 1, 1996

Premises:

First Floor Office and Storage Space

The Beaver/New Street Retail Space

The 2nd Floor

The 3rd Floor

The 4th Floor

The 5th Floor

The 6th Floor

The 7th Floor

The 8th Floor

The 9th Floor

The 10th Floor

The 11th Floor

60 BROAD STREET

NEW YORK, NEW YORK

TABLE OF CONTENTS

PARTIES	1
LETTING	1
PREMISES	1
TERM	2
RENT	4
EXECUTORY CLAUSE	5
POSSESSION	6
CANCELLATION	7
HOLDOVER	7
ELECTRIC SERVICE	8
HEATING, VENTILATION AND AIR CONDITIONING (“HVAC”)	14
ELEVATOR SERVICE AND BUILDING ACCESS	15
WATER	16
JANITOR SERVICE/COMMON AREA MAINTENANCE	16
REPAIRS	22
COMPLIANCE WITH LAWS	24
LANDLORD’S RIGHT OF ENTRY	25
TO LET SIGNS	25
DESTRUCTION OF PREMISES	25
SET OFF	28
SUBORDINATION	29
QUIET ENJOYMENT	29
CONDITION OF PREMISES	29
NOTICE	29
NEW LANDLORD	30
BROKERAGE FEES	31
MERGER CLAUSE	31
LANDLORD’S INTEREST	31
NO DEVIATIONS	31
REMOVAL OF PERSONAL PROPERTY	31
ALTERATIONS BY TENANT	31
ALTERATIONS BY LANDLORD	33
NON DISCRIMINATION	33
MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISE PARTICIPATION	34
INTERNATIONAL BOYCOTT PROHIBITION	34
SIGNS	34
MARGINAL NOTES	35
CONSENT	34
NECESSARY SIGNATURES	35

i

STATE OF NEW YORK

EXECUTIVE DEPARTMENT

OFFICE OF GENERAL SERVICES

MAYOR ERASTUS CORNING 2ND TOWER

The Governor Nelson A. Rockefeller

Empire State Plaza

Albany, New York 12242

PARTIES

AGREEMENT OF LEASE (hereafter referred to as this “Lease”), made as of the 1st day of April in the year one thousand nine hundred and ninety-six by and between O&Y CONCORD 60 BROAD STREET COMPANY, having an office at c/o Concord Properties, 60 Broad Street, New York, New York, 10004; for themselves, their heirs, executors, administrators, trustees, distributes, successors, assigns, and legal representatives, (hereinafter referred to as “Landlord’), and THE PEOPLF OF THE STATE OF NEW YORK acting by and through the Commissioner of General Services pursuant to the Public Buildings Law, (hereinafter referred to as the “State” of “Tenant”):

WITNESSETH; the parties hereto for the considerations hereinafter mentioned covenant and agree as follows;

LETTING

1.	The Landlord hereby leases to the Tenant and the Tenant hereby hires from the Landlord the following described premises, viz:

PREMISES

That certain space (the “Demised Premises”), delineated on the floor plans attached hereto as Exhibit A, as follows: the First Floor Office and Storage Space, comprising 7,220 rentable square feet, the Beaver/New Street Retail Space, comprising 1,164 rentable square feet (together with the First Floor Office and Storage, The “NYS Street Level Space”), the second floor comprising 45,176 rentable square feet, the third floor, comprising 48,066 rentable square feet, the fourth floor, comprising 48,231 rentable square feet, the fifth floor, comprising 48,746 rentable square feet, the sixth floor, comprising 44,539 rentable square feet, the seventh floor, comprising 46,679 rentable square feet, the eighth floor, comprising 46,360 rentable square feet, the ninth floor, comprising 46,360 rentable square feet, the tenth floor, comprising 33,945 rentable square feet, the eleventh floor, comprising 32,139 rentable square feet all in the building commonly know now as 60 Broad Street, located in the city of New York, County of New York, State of New York (the “Building”), which Demised Premises are deemed to contain an aggregate total 448,625 rentable square feet, to be used for the official business of the New York State executive and administrative agencies as are set forth on Exhibit “B”, annexed hereto and made a part hereof or by such other department, commission, board of officers of the State of New York as may be entitled by law to use same or to which the Demised Premises shall be allotted by such COMMISSIONER OF GENERAL SERVICES as provided by the Public Buildings Law. The Building is situated on all of the Land described on Exhibit “C”, which is attached hereto and made a part hereof. The Building and the Land are sometimes hereinafter referred to collectively as the “Real Property”.

TERM

2A. TO HAVE AND TO HOLD the Demised Premises with the appurtenances, rights and privileges described herein for the term (the “Term”) of ten (10) years, beginning on April 1, 1997 (the “Commencement Date”) and ending at noon on March 31, 2007 (the “Expiration Date”), unless the same shall be sooner terminated pursuant to any of the terms, covenants, conditions or agreements of this Lease. If Landlord is unable to give possession of any portion of the Demised Premises on the Commencement Date because of temporary or permanent certificate of occupancy has not been procured or for any other reason, Landlord shall not, except as provided for elsewhere herein, be subject to any liability for failure to give possession on said date and the validity of the Lease shall not be impaired under such circumstances, and the rent payable hereunder shall be payable in full and shall not be abated by reason of such failure to give possession. The provisions of this Clause are intended to constitute “an express provision to the contrary” the meaning of Section 223-a of the New York Real Property Law. It is the intention of the parties hereto that the Demised Premises shall be delivered to Tenant on a Phase-by-Phase basis in accordance with the Office Space Completion Schedule annexed hereto as Exhibit “D”.

2B. The obligation to pay Base Rent under this Lease with respect to all Phases of the Demised Premises shall commence on the Rent Commencement Date. The obligation to pay Tenant’s Tax Payment, Tenant’s Operating Payment, and any other charges payable hereunder with respect to all Phases of the Demised Premises (collectively, “Additional Rent”) shall also commence on the Rent Commencement Date; provided, however, that Tenant shall not, in any event, be required to make payments of Tenant’s Tax Payment or Tenant’s Operating Payment apportionable to any Phase or portion of a Phase of the Demised Premises prior to the Deemed Delivery date for such Phase or portion a Phase of the Demised Premises. In addition, Tenant shall not, in any event, be required to make payments for Shared Facilities Electric or Sub metered HVAC Electric (as such terms are defined in Clause No. 8B hereof) in the manner set forth in Clause No. 8D until such time that Tenant first occupies all or any portion of any Phase or Phases of the Demised Premises. For the purposes hereof”

(i)	the “Rent Commencement Date” with respect to all Phases of the Demised Premises shall
be	April 1, 1997; and

(ii)	the “Deemed Delivery Date”, with respect to each Phase or portion of a Phase of the Demised Premises shall mean the date which is later to occur of: (a) September 1, 1996 or (b) the earlier to occur of (x) the date on which Substantial Completion (as such term is defined in Clause No. 38A hereof) of the work described in the Work Letter (as hereinafter defined), with respect to such Phase or portion of a Phase of the Demised Premises shall have occurred or shall have been deemed to have occurred in accordance with the provisions of the Work Letter and Clause No. 38 hereof or (y) the date upon which Tenant shall have taken possession of such Phase or portion of a Phase of the Demised Premises.

In the event that the Deemed Delivery Date with respect to any Phase or portion of a Phase of the Demised Premises shall not have occurred on or before the Commencement Date, Tenant shall nonetheless be required to pay the entire Base Rent and Additional Rent coming due under this Lease with respect all Phases of the Demised Premises commencing on the Rent Commencement Date; provided, however, that as liquidated damages for Landlord’s failure to cause the Deemed Delivery Date with respect to any Phase or portion of a Phase of the Demised Premises to have occurred on or before the Commencement Date, Landlord, for the period commencing on the Commencement Date and ending on the Deemed Delivery Date with respect to such Phase or portion of a Phase of the Demised Premises (the “Liquidated Damages Period”), shall make payment to Tenant ( the “ Liquidated Damages Payments”), in amounts set forth below which include the Late Delivery Credit Amount (as such term is defined in Clause No. 4A hereof), in accordance with the following schedule;

PHASE	MONTHLY LIQUIDATED DAMAGE AMOUNT

	(if Cleaning Inclusions Right described in Clause No. 12A (2) has not been exercised)	(if Cleaning Inclusion Right described in Clause No. 12A (2) has been exercised)

Phase 1	$294,628.48	$307,862.15
Phase 2	$304,615.89	$318,301.22
Phase 3	$216,393.80	$226,161.55
Phase 4	$16,645.68	$17,344.35

Liquidated Damages Payments shall be payable by Landlord to Tenant on a monthly basis, in advance on the first day of each calendar month, subject to adjustment (on a pro-rata basis, based on months of thirty (30) days each) at the end of the Liquidated Damages Period with respect to any Phase or portion of a Phase of the Demised Premises. In addition, the Liquidated Payments shall be pro-rated (on a per rentable square foot basis) if Landlord’s delay in causing the delivery of less than such entire Phase pursuant to the terms of this Lease and the Pre-Commencement License Agreements. Thus, for example, if the Deemed Delivery Date with respect to fifty (50%) percent of the rentable square footage of Phase 1 does not occur until April 20, 1997 (and Tenant accepts delivery of less than such entire Phase pursuant to the terms of this Lease and the Pre-Commencement License Agreements):

(i)	Tenant, on April 1, 1997, will pay the entire Base Rent and Additional Rent coming due under this Lease with respect to Phase 1 for the month of April, 1997;

(ii)	Landlord, on April 1, 1997 shall pay to Tenant ( in full, without setoff or deduction the amount of $147,414.24 ($153,931.08 if the Cleaning Inclusion Right has been exercised), representing Liquidated Damages Payments with respect to Phase 1 for the entire month of April, 1997; and

(iii)	Tenant, within thirty (30) days following Landlord’s demand therefore (which demand shall be made subsequent to the expiration of the Liquidated Damages Period with respect to Phase 1), shall pay to Landlord $49,104.75 ($51,310.36 if the Cleaning Inclusion Right has been exercised), representing Landlord’s over payment of Liquidated Damages Payments for the month of April, 1997 with respect to Phase 1.

The Liquidated Damages Payments set forth above for each Phase have been calculated based upon the retable square footage of each Phase of the Demised Premises set forth on Exhibit”D” annexed hereto. In the event that such rentable square footage amounts are reallocated among Phases of the Demised Premises by agreement of Landlord and Tenant, the Liquidated Damages Payments set forth above for each Phase shall be similarly reallocated on a pro-rata basis.

2C. Tenants right to enter into the possession of all or any portion of any phase of the Demised premises prior to the Commencement Date shall be pursuant to the Pre-Commencement License Agreements, which are annexed hereto as Exhibit”J” and which are being executed and delivered simultaneously with the execution and delivery of this Lease. As more particularly set forth in the Pre-Commencement License Agreements, Tenant’s occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except that payments for the use and occupancy of the Demised Premises under the Pre-Commencement License Agreements shall:

(i)	be payable on a per rentable square foot basis as each Phase or portion of a Phase of the Demised Premises is made available for Tenant’s occupancy;

(ii)	commence on the later to occur of (a) September 1, 1996 and (b) the earlier to occur of (x) the date on which Substantial Completion of the work described in the Work Letter (exclusive of the Post-Commencement Base Building Work) with respect to such Phase or portion of a Phase of the Demised Premises shall have occurred or shall have been deemed to have occurred in accordance with the provisions of the Work letter and Clause

No. 38 hereof and (y) the date upon which Tenant shall have taken possession of such Phase or portion of a Phase of the Demised Premises; and

(iii)	be in the same per rentable square foot amounts as the Base Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, and any other charges that will be payable under this Lease from and after the Rent Commencement Date.

RENT

3A. The Tenant shall pay the Landlord (without offset, set off, credit or deduction except as expressly provided for in this Lease) for the Demised Premises rent (“Base Rent”) in advance on the first of each month (except that the Base Rent for the month of April during each year of the term of this Lease shall be due and payable on March 31st) during the term of this Lease at the following rates:

(i) During and in respect of the period from the Commencement Date to the day preceding the fifth anniversary of the Commencement Date (both dates inclusive), an annual amount equal to Eight Million One Hundred-Seven Thousand Four Hundred Six and 25/100 Dollars ($8,187,406.25), payable in equal monthly installments; in each case as adjusted in accordance with other provisions of this Lease; i.e. Eighteen Dollars and Twenty-Five cents ($18.25) per rentable square foot per annum;

and

(ii) During and in respect of the period the fifth anniversary of the Commencement Date to the Expiration Date (both dates inclusive), and annual amount equal to Nine Million One Hundred Ninety-Six thousand Eight Hundred Twelve and 50/100 Dollars, ($9,196,812.50) payable in equal monthly installments, in each case as adjusted in accordance with other provisions of this Lease; i.e. Twenty Dollars and Fifty Cents ($20.50) per retable square foot per annum;

(iii) The New York State executive and administrative agencies as are set forth on Exhibit “B” agrees to pay the Landlord their proportionate share of the specified Base Rent and Additional Rent herein provided upon receipt of proper vouchers therefore. Vouchers are to be provided to the Landlord by the occupying agencies named in Exhibit “B”.

(iv) Notwithstanding the fact that Landlord will be sending vouchers for payment of Base Rent and Additional Rent hereunder to the individual occupying agencies named in Exhibit “B”, any failure by such occupying agencies to pay the specified Base Rent or Additional Rent set forth in such vouchers shall be deemed a default by the Tenant named herein (i.e., The People of the State of New York, acting by and through the Commissioner of General Services) and any notice given by Landlord with respect to any such failure to pay such amounts due pursuant to said vouchers shall be deemed given to the Commissioner Services; it being understood and agreed that the rendering by Landlord of vouchers to the individual occupying agencies shall be deemed sufficient notice to the Commissioner of General Services of Landlord’s demand for payment of such amounts.

(v) With respect to any amount of Additional Rent that is not apportionable to the agencies listed on Exhibit “B” on a proportionate basis (e.g., Additional Rent for the provision of an overtime service or requested repair or improvement to the specific portion of the Demised Premises occupied by an individual agency), the entire amount of such Additional Rent will be charged to such individual agency.

EXECUTORY CLAUSE

3B. Except to the extent otherwise specifically provided for herein, it is understood and agreed by and between the parties hereto that, pursuant to law, the contract of the State hereunder shall be deemed executory only to the extent of the monies available to the Commissioner of General Services for the leasing of the Demised Premises and that no liability shall be incurred by the State beyond the monies available for such purpose; that, if the monies available therefore are monies appropriated for and made available to one or more departments, commissions, boards or officers other than the Commissioner of General Services the contract of the State hereunder shall be deemed executory only to the monies available the one or more departments, commissions, boards, or officers to which the Demised Premises shall be allotted by such Commissioner of General Services; and that no liability in such cases shall be incurred by the State beyond the monies available for such purposes.

3C. Additional Rent for Tenant Construction. Tenant acknowledges that Landlord, as partial consideration for this Lease, undertakes to perform, on Tenant’s behalf and at Tenant’s expense, the work as set forth in the in the Work Letter attached hereto as Exhibit G and G-1 and the Submetering Work (as such term is hereinafter defined). The cost of the work set forth in the Work Letter and the Submetering Work is projected to be Seventeen Million Four Hundred Thousand ($17,400,000) Dollars, subject to verification by Tenant based upon Tenant’s review of actual contracts, receipts and invoices. Such cost is hereinafter referred to as “Additional Rent for Tenant Construction”, notwithstanding that such cost has been amortized and included in the Base Rent. Tenant and Landlord agree that the Additional Rent for Tenant Construction shall include fees for required testing permits, filing and for architectural and engineering and other professional services for the design and preparation of the construction drawings and specifications and other contract documents and for the supervision of the aforesaid work and Submetering Work, together with interest at the Interest Rate (as such term is hereinafter defined) in effect on the date hereof accruing from the date of expenditure through the Rent Commencement Date. For purposes hereof, the term “Interest Rate,” when used in this Lease, shall mean an interest rate equal to the so-called annual “Base Rate” of interest (sometimes also referred to as the “Prime Rate”) established and approved by Citibank, N.A., New York, New York (or any successor thereto, or if there shall be no successor thereto, another bank reasonably selected by Landlord), from time to time, as its interest rate charged for unsecured loans to its corporate customers, but in no event greater than the highest lawful rate from time to time in effect.

Tenant hereby acknowledges and agrees that upon the Substantial Completion of the work as set forth in the Work Letter attached hereto as Exhibit G and G-1 and the Submetering Work, the Additional Rent for Tenant Construction shall be due and owing to Landlord; provided however, that notwithstanding the foregoing, so long as Tenant remains in occupancy and continues to pay the Base Rent and Additional Rent provided for in this Lease (which includes the Additional Rent for Tenant Construction), Landlord shall forbear from the immediate collection of the Additional Rent for Tenant Construction, it being understood that Landlord consents to receive, and Tenant agrees to pay, such Additional Rent for Tenant Construction as the same is included in the rent payable pursuant to Clause 3a; and provided further, that in no event shall Tenant quit and surrender the premises prior to the expiration of the term hereof, unless and until Tenant shall have first sought an appropriation to pay the then unpaid balance of the Additional Rent for Tenant Construction which upon the enactment of such appropriation, shall be deemed to have accrued and become due and payable to Landlord on the last New York State business day prior to the date on which the Tenant quits and surrenders the premises. Tenant agrees to take all other reasonable, lawful and necessary steps within its control to secure such appropriation including, without limitation, requesting, that such amounts be included in the executive budget of the State of New

York. In the event, however, that no such appropriation is enacted, Landlord hereby agrees that such amount shall not accrue, be due payable or constitute an obligation or debt of the Tenant and the provisions of this Clause 3c relating to the payment of Additional Rent for Tenant Construction and right of the Tenant to quit and surrender the premises shall not be applicable.

For purposes of this Clause 3c, the unpaid balance of the Additional Rent for Tenant Construction as of any date during the term of this Lease shall be an amount equal to the then outstanding principal balance of a fixed rate, self-liquidating, ten-year mortgage loan payable in one hundred twenty (120) equal monthly installments of principal and interest the first of which principal amount on the mortgage loan is equal to the amount of the Additional Rent for Tenant Construction and (II) the fixed interest rate is 8% per annum.

POSSESSION

4A. Subject to the provisions of the Work Letter, Clause No. 38 hereof and the Design/Construction Milestone Schedule annexed hereto as Exhibit “D-1” Landlord shall make a good faith and determined effort to give possession of the Demised Premises on Phase by Phase basis in accordance with the Substantial completion Target Dates set forth on the Office Space Completion Schedule annexed hereto as Exhibit “D” shall not in any way affect the validity of the Lease or the obligations of the Landlord and the Tenant hereunder, except as hereinafter set forth in this Clause No. 4A. As more particularly set forth in the Work Letter, Clause No. 38 hereof and the Design/Construction Milestone Schedule, and subject to the provisions thereof regarding acceptable delays such as Force Manjeure and Tenant Delay, to the extent that Landlord fails to make any Phase of the Demised Premises ready for Tenant’s occupancy by the applicable Substantial Completion Target Date set forth in Exhibit “D” . Tenant shall be entitled to a credit against the Base License Fee (as such term is defined in the Pre-Commencement License Agreement annexed hereto as Exhibit “J” and made a part hereof) and, if and to the extent that such credit shall not have been fully taken prior to the Commencement Date, against the Base Rent payable under this Lease in an amount equal to the Late Delivery Credit Amount (as hereinafter defined). For purposes hereof, the term “Late Delivery Credit Amount” shall mean an amount arrived at by multiplying (i) Five Thousand ($5,000.00) Dollars, times (ii) the number of days the period commencing on the applicable Substantial Completion Target Date, as same may be extended pursuant to the terms of the Work Letter, Clause No. 38 hereof and the Design/Construction Milestone Schedule (and subject ending on the day preceding the date on which Landlord makes the applicable Phase of the Demised Premises ready for Tenant’s occupancy, times (iii) a fraction, the numerator of which is the number of rentable square feet that Landlord has filed to make ready by the applicable Substantial Completion Target Date and the denominator of which is the rentable square footage of the entire Demised Premises (i.e., 448,625) Not withstanding anything to the contrary contained in this Lease:

(i) the entire Late Delivery Credit Amount with respect to Landlord’s failure to make any Phase of the Demised Premises ready for Tenant’s occupancy from and after the Rent Commencement Date is already computed into the liquidated Damages Payments and no additional Late Delivery Credit Amount shall accumulate from and after the Rent Commencement Date; and

(ii) any Late Delivery Credit Amount which has not been fully credited against the Base License Fee prior to the Rent Commencement Date shall be credited (with interest at the Interest Rate from the Rent Commencement Date to the date actually credited) against the Base rent coming due on May1, 1997; provided, however, that in no event shall the amount of the credit so taken exceed one-half of the Base Rent payable for such month and any excess credit shall be taken against the Base Rent payable in subsequent months, not to exceed one-half of the Base Rent due in any such subsequent month.

B. On the Commencement Date or at such time as Tenant shall take actual possession Of the whole or part of the Demised Premises, whether pursuant to this Lease or pursuant to one or more of the Pre-Commencement License Agreements, whichever shall be earlier, it shall be conclusively presumed that the whole or such part of the Demised Premises, as the case may be were as of the Commencement Date (or the date or dates of such taking of possession, as applicable) in the condition in which Landlord was required to deliver the whole or such part of the Demised Premises, as the case may be, under this Lease; provided, however, if Tenant shall furnish Landlord with a list (herein called a “Punch list”), within ten (10) days after the date Tenant takes possession of the whole or such part of the Demised Premises, specifying the items of Landlord’s Work which have not been Substantially Completed (as such term is defined in Clause No. 38A, hereof) within three (3) days of the date Tenant takes possession of the whole or such part of the Demised Premises, or if Tenant shall furnish Landlord with a list (herein called a “Latent Defect List”) within three (3) months after Tenant takes possession of the whole or such part of the Demised Premises by Tenant shall be deemed an acceptance of the whole or such part of the Demised Premises and Substantial Completion by Landlord of Landlord’s Work except with respect to the items set forth on any such Punchlist or Latent Defect List, but the giving of the Punchlist or Latent Defect List, shall not affect the occurrence of the Commencement Date or the date on which Tenant becomes obligated to make payments pursuant to the terms and conditions of one or more of the Pre-Commencement License Majeure and Tenant Delay, the items set forth on the Punchlist and/or the Latent Defect List within thirty (30) days after the date that Landlord shall receive such Punclist or Latent Defect List.

5. THIS CLAUSE HAS BEEN INTENTIONALLY DELETED.

CANCELLATION

6. THIS CLAUSE HAS BEEN INTENTIONALLY DELETED.

HOLDOVER

7. Any holdover after the expiration of the said term or any extensions thereof shall be Construed to be a tenancy from month-to-month and shall otherwise be on the terms and conditions herein specified, as far as applicable and without prejudice to Landlord’s right to seek resultant damages which may be available as a remedy at law, or in equity. Nothing herein shall constitute Landlord’s consent to any holdover by Tenant, and Tenant agrees that the Demised Premises must be surrendered to Landlord at the expiration or sooner termination of the term of the Lease. If Tenant shall hold over or remain in possession beyond the Expiration Date, Tenant shall be subject to a summary proceeding and shall be liable for all damages related to such holding over. All damages sustained by Landlord by reason of such holding over by Tenant may be the subject a separate action and need not be asserted by Landlord in any summary proceeding against Tenant. Each right of Landlord provided for in this Lease or now or hereafter existing at law or in equity, and the exercise or beginning of the exercise by Landlord of any one or more of such rights shall not preclude the exercise by Landlord of any other rights provided for in this Lease or now or hereafter existing. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules, and of any similar or successor law of same import then in force in connection with any holdover proceedings which Landlord may institute to enforce this Lease.

Notwithstanding anything to the contrary contained herein, in the event that at any time Landlord enters into a lease for all or any portion of the Demised Premises which either (i) is for a term that is scheduled to commence within six (6) months after the Expiration Date of this Lease or (ii) is for a term that is scheduled to commence within twelve (12) months after the work or any other work as a precondition to the commencement of such term (any such lease is hereinafter referred to as a (“Qualifying Lease”), Landlord shall give Tenant a notice (the “Qualifying Lease Notice”), which Qualifying Lease Notice may be given any time during the six (6) month period immediately preceding the Expiration Date. The Qualifying Lease Notice shall be accompanied by a Stipulation of Discontinuance substantially in the form of Exhibit “P” annexed hereto and made a part hereof, which Stipulation of Discontinuance Tenant shall duly execute and deliver to Landlord within thirty (30) days after the giving of the Qualifying Lease Notice, time being of the essence. Tenant’s failure to execute and deliver to Landlord such Stipulation of Discontinuance within such thirty (30) day period shall constitute a default under this Lease with respect to which Landlord shall be entitled to all of the remedies set forth in Clause No. 55 hereof. In the event that Tenant executes and delivers to Landlord such Stipulation of Discontinuance: (i) to the entire Demised Premises at any time following the Expiration Date, (ii) Tenant shall not assert any defense or counterclaim to such holdover proceeding and (iii) Tenant hereby consents to the entry by Landlord of such Stipulation of Discontinuance in connection with such holdover proceeding.

ELECTRIC SERVICE

8.A. As set forth in further details herein:

(i)	Tenant shall pay for all power consumed (x) within the Demised Premises (for all purposes including, without limitation, lights, equipment and HVAC) any (y) by the base building systems (the “Base Building Systems”) which serve the Demised Premises exclusively;

(ii)	Tenant shall pay its fair share of the cost of electricity consumed by (x) the Base Building Systems and (y) the various facilities and portions of the Building which, in the case of both (x) and (y), serve and/or benefit both the Demised Premises and those premises demised or demisable to other tenants and/or occupants of the Building; and

(iii)	Landlord will apply for various programs providing for discounts of the amounts payable by Landlord for electricity for which Tenant will be required to pay all o r a portion of the costs, and Landlord will pass through to tenant (x) 100% of the benefit of such discounts that are allocable to electricity for which Tenant will be required to pay all costs and (y) a pro-rata portion of 100% of the benefit of such discounts that re allocable to electricity for which Tenant will be required to pay only a pro-rata portion of the costs (e.g., Tenant will not receive any portion of such discounts that are allocable to the cost of electricity for which Tennant is no required to pay [e.g., the cost of electricity consumed within the premises of another tenant] and Tenant will receive only pro-rata share of such discounts with respect to electricity for which Tenant is only required to pay a pro-rata share of the costs [e.g., electricity consumed by the Base Building HVAC Plant]).

8B. For purposes of this Lease, and the following terms shall have the following meanings:

“NYS Switchboard Electric” shall mean all electricity which is fed off of the NYS Switchboard, which shall include, without limitation, all electricity consumed: (i) within the Demised Premises, including, without limitation, for power, lighting and heating, ventilation and air-conditioning equipment (“HVAC Equipment”), (ii) by the elevator machine room for the elevators serving floors two (2) through eleven (11), (iii) by the NYS HVAC Plant and (iv) within that portion of the first (1st) floor of the Building contained within Tenant’s Cleaning/Security/HVAC Envelope including, without limitations, for power, lighting and HVAC Equipment.

“Submetered HVAC Electric” shall mean all of the electricity measured by the HVAC Submeters.

“Shared Facilities Electric’ shall mean all electricity consumed within the common areas of the Building and by the common facilities and Base Building Systems which both (i) is not measured by the NYS Submeter of the HVAC Submeters and (ii) benefits Tenant (e.g., electricity consumed by freight elevators, stairwell lighting and the Building’s Class E Fire Alarm System).

“NYS Switchboard” shall mean that certain electric switchboard (as shown on the Electric Distribution Schematic annexed hereto as Exhibit “N” and mad a part hereof) which, Landlord warrants and represents: (i) will service only the Demised Premises and the facilities and the Base Building Systems exclusively serving Demised Premises and (ii) will not service the premises demised to any other tenant or facilities or common areas of the Building or Base Systems that service any other tenant.

“NYS Submeter” shall mean the submeter to be installed by Landlord pursuant to the terms hereof between the House Meter and the NYS Switchboard (as shown on the Electric Distribution Schematic annexed hereto as Exhibit “N” and made a part hereof).

“House Meter” shall mean that certain direct electric meter that the “NYS Submeter will be connected to pursuant to the terms hereof (as shown on the Electric Distribution Schematic annexed hereto as Exhibit “N” and mad a part hereof).

“NYS HVAC Plant” shall mean the HVAC Plant that services floors two (2) through six (6) of the Building (as shown on the Electric Distribution Schematic annexed hereto as Exhibit “N” and made apart hereof).

“Base Building HVAC Plant” shall mean the HVAC Plant that services floors seven (7) through thirty-nine (39) of the Building (as shown on the Electric Distribution Schematic annexed hereto as Exhibit “N” and made a part hereof).

“HVAC Submeters” shall mean the submeters to be installed by Landlord pursuant to the terms hereof to measure the electricity consumed by all base Building HVAC Plant equipment, which Base building HVAC Plant services floors seven (7) through eleven (11) in conjunction with other portions of the Building, including, without limitation: (i) the cooling tower on the roof of the Building servicing the Base Building HVAC Plant, (ii) all pumps and fans coated in the tenth (10th) floor mechanical equipment room and (iii) the pumps located in the basement of the Building; it being expressly agreed that no electric consumption of any such equipment not serving seven (7) through eleven (11) of the Building will be measured by the HVAC submeters (e.g., the electricity consumed in the mechanical equipment rooms on floors twenty-three (23) and thirty-nine (39) will not be measure by the HVAC Submeters).

8C. As part of Tenant’s Work (as such term is defined in Clause No. 38A), Landlord, at its sole cost and expense, shall (i) install the NYS Submeter, (ii) install the HVAC Submeters, (iii) install the BTU meters and/or flow meters referred to in Exhibit “O” annexed hereto and made a part hereof and (iv) perform such installations and rerouting of conduits, risers and electric distribution equipment so that the NYS Submeter will measure all of the NYS Switchboard Electric (collectively, the “Submetering Work”).

All costs of furnishing electric fixtures and appurtenances, electric wiring, and initial installation of electric lamps in lighting fixtures of the Demised Premised, shall be paid by the Landlord as part of Tenant’s Work. After the initial installation of new electric lamps throughout the Demised Premises as part of Tenant’s Work, Tenant may purchase from Landlord (or, at Tenant’s option, from a third party) a all replacements or electric fluorescent tubing, ballasts, incandescent and exit lights and shall pay Landlord its then-current standard charges fort installation if Landlord installs same. Exit and emergency illumination shall be designed and installed in compliance with applicable code requirements and all laws, rules and regulations pertaining thereto.

8D. The amount to be charged to Tenant by Landlord per “KW” and “KWHR” pursuant to this Clause No. 8 for the NYS Switchboard Electric measured by the NYS Submeter shall be 100% of the amount shown on Landlord’s bill (net of any discounts or credits; i.e., the amount actually payable) from Consolidated Edison or any successor public utility company for the House Meter from time to time for each KW and KWHR of electricity, which amount (herein, as adjusted from time to time, called “Landlord’s NYS Rate”) shall be determined without profit or markup and averaged separately for KWs and KWHRs during each respective billing period. Landlord agrees that upon Tenant’s written request therefore, Landlord shall furnish to Tenant a copy of the bill from the utility company furnishing electricity to the House Meter substantiating Landlord’s NYS Rate. In addition, upon Tenant’s written request, Tenant may accompany Landlord’s personnel during readings of the NYS Submeter.

8E. With respect to Submetered HVAC Electric, Tenant shall pay Landlord for the portion of the total “KW” and “KWHR” comprising the Submetered HVAC Electric in accordance with the formulas provided in the Base Building HVAC Plant Electric in accordance with the formulas provided in the Base Building HVAC Plant Electric and Escalations Apportionment Formulas annexed hereto as (Exhibit “O” and mad a part hereof) from and after the date on which Tenant first occupies all or any portion of the Demised Premises. The amount to be charged to Tenant by Landlord per “KW” and “KWHR” pursuant to the formulas set forth in said Exhibit “O” shall be 100% of the amount at which Landlord from time to time purchases each KW and KWHR of electricity for the same period from Consolidated Edison or any successor utility company, which amount (herein, as adjusted from time to time, called “Landlord’s Rate”) shall be determined by dividing the cost established by said utility company (averaged separately for KWs and KWHRs) during each respective billing period (net of any discounts or credits; i.e., the amount actually payable) by the number of KWs and KWHRs consumed by the Building appearing on the utility company invoices for such period. Landlord agrees that upon Tenant’s written request therefore, Landlord shall furnish to Tenant a copy of the bills from the utility company furnishing electricity to the Building substantiating Landlord’s Rate. Upon Tenant’s written request, Tenant may accompany Landlord’s personnel during readings of HVAC Submeters. In addition, Tenant shall have the survey rights described in Clause No. 8J below.

8F. With respect to Shared Facilities Electric, from and after the date on which Tenant first occupies all or any portion of the Demised Premises Tenant shall pay Landlord for Tenant’s Proportionate Share of the total Shared Facilities Electric, which shall be measured, at Landlord’s sole [option, by (i) submeters, (ii) electric survey made from time to time by Landlord’s consultant, (iii) subtracting submetered amounts for non-Shared Facilities Electric from a total electric bill to determine the amount of such bill apportionable to Shared Facilities Electric, (iv) subtracting surveyed amounts for non-Shared Facilities Electric from a total bill to determine the amount of such bill apportionable to Shared Facilities Electric or (v) any fair and equitable combination of the foregoing. The amount to be charged to Tenant by Landlord per “KW” and “KWHR” pursuant to this Clause NO. 8 for Shared Facilities Electric shall be 100% of Landlord’s Rate during each respective billing period. Landlord agrees that upon Tenant’s written request therefore, Landlord shall furnish to Tenant a copy of the bills from the utility company furnishing electricity to the Building substantiating Landlord’s Rate. Landlord shall cause its consultant (“Landlord’s Electric Consultant”) to perform an initial survey of the shared Facilities Electric and/or non-Shared Facilities Electric reasonably promptly (except to the extent that Landlord elects to measure all or a portion of the Shared Facilities Electric by one of the alternative methods set forth in the first sentence of this Clause No. 8F). Thereafter and from time to time may request Landlord to have a survey made of Shared Facilities Electric and/or non-Shared Facilities Electric (except to the extent the Landlord elects of to measure all or a portion of the Shared Facilities Electric by one of the alternative methods set forth in the first sentence of this Clause No. IF), and the fees of Landlord’s consultant making such surveys at Tenant’s request shall be paid by Tenant. In the even any of the foregoing surveys shall determine that there has been an increase or decrease in Shared Facilities Electric, then, effective as of the date of such change in usage, the Additional Rent charged to Tenant by reason of the furnishing of the Shared Facilities Electric, as same may have been previously increased or decreased pursuant to the terms hereof, shall be increased or decreased in accordance with such survey determination with appropriate credit allowed to Tenant in the event of a decrease from the date of such change in usage to the date of such survey determination within thirty (30) days after being billed therefore and thereafter as part f of the increased monthly charge for electricity by reason of such survey determination. In addition, Tenant shall have the survey rights described in Clause No. 8J below.

8G. Pursuant to Clause No. 63F hereof, Landlord has agreed to execute and file nay necessary applications to enable Landlord to qualify for; (i) the Lower Manhattan Energy Plan (the “LMEP”) and (ii) Consolidated Edison’s Business Incentive Rate (the “BIR”), and to pass along to Tenant 100% of any savings actually received by Landlord from the standard rates that would otherwise be charged by Consolidated Edison or any successor public utility providing electricity to the Building (the “Standard Electric Rates”) as the result of the LMEP, the BIR or any other program with respect to electricity that Tenant is required to pay for under this Lease.

8H. For purposes of this Clause No. 8H.

(i)	the term “Switchboard Discount” shall mean, at any point in time: (x) the amount by which (1) the amount that Tenant would be required to pay for NYS Switchboard Electric hereunder based upon the Standard Electric Rates (the “Switchboard Pre-Discount Amount”) exceeds (2) the amount actually paid by Tenant for NYS Switchboard Electric after taking into account any savings passed along to Tenant by Landlord pursuant to the terms hereof (e.g., as the result of the LMEP or the BIR) and any savings realized by Tenant as the result of its exercise, pursuant to the terms hereof, of its option to obtain low-cost power from the New York Power Authority (“PASNY Power”), divided by (y) the Switchboard Pre-Discount Amount. Thus, for example at any such time that Tenant may be paying $52.50 for an amount of NYS Switchboard Electric for which Tenant would be required to pay $100 at the Switchboard Pre-Discount Amount, the Switchboard Discount would be 47.5%,

(ii)	the term “HVAC” Discount shall mean, at any point in time: (x) the amount by which (1) the amount that Tenant would be required to pay for Submetered HVAC Electric (exclusive of the electricity consumed by the pumps located in the tenth (10th) floor mechanical equipment room servicing the perimeter induction unit HVAC Plant [the “Perimeter Pumps”] and the fan located in the tenth (10th) floor mechanical equipment room servicing the perimeter induction unit HVAC Plant [the “Perimeter Fan”]) hereunder based upon the Standard Eclectic Rates (the “HVAC Pre-Discount Amount”) exceeds (2) the amount actually paid by Tenant for Submetered HVAC Electric (exclusive of the electricity consumed by the Perimeter Pumps and the Perimeter Fan) after taking into account any savings passed along to Tenant by Landlord pursuant to the terms hereof (e.g., as the result of the LMEP or the BIR) and any savings realized by Tenant as the result of its exercise, pursuant to the terms hereof, of its option to obtain PASNY Power, divided by (y) the HVAC Pre-Discount Amount. Thus for example, at any such time that Tenant may be paying $60.00 for an amount of Submetered HVAC Electric (exclusive of the electricity consumed by the Perimeter Pumps and the Perimeter Fan) for which Tenant would be required to pay $100 at the HVAC Pre-Discount Amount, the HVAC Discount would be 40%;

(iii)	the term “Aggregate Discount” shall mean, at any point in time: (x) the amount by which (1) the amount that Tenant would be required to pay for both NYS Switchboard Electric and Submetered Submetered HVAC Electric (exclusive of the electricity consumed by the Perimeter Pumps and the Perimeter Fan) hereunder based upon the Standard Electric Rates

(the “Aggregate Pre-Discount Amount”) exceeds (2) the amount actually paid by Tenant for such NYS Switchboard Electric and Submetered HVAC Electric (exclusive of the electricity consumed by the Perimeter Pumps and the Perimeter Fan) after taking into account any savings passed along to Tenant by Landlord pursuant to the terms hereof (e.g., as the result of the LMEP or the BIR) and any savings realized by Tenant as the result of this exercise, pursuant to the terms hereof, of its option to obtain PASNY Power, divided by (y) the Aggregate Pre-Discount Amount. Thus, for example, at any such time that Tenant may be paying an aggregate amount of $112.50 for an aggregate amount of NYS Switchboard Electric and Submetered HVAC Electric (exclusive of the electricity consumed by the Perimeter Pumps and the Perimeter Fan) for which Tenant would be required to pay $200 at the Aggregate Pre-Discount Amount, the Aggregate Discount would be 43.75%;

(iv)	the term “Cumulative Discount” shall mean, at any point in time: (x) the amount by which (1) the total amount that Tenant would have been required to pay hereunder for NYS Switchboard Electric and Submetered HVAC Electric (exclusive of the electricity consumed by the Perimeter Pumps and the Perimeter Fan), in the aggregate, from the Commencement Date through and including such point in time, based upon the Standard Electric Rates ( the “Cumulative Pre-Discount Amount”) exceeds (2) the aggregate amount actually paid by Tenant for all of such NYS Switchboard Electric and Submetered HVAC Electric (exclusive of the electricity consumed by the Perimeter Pumps and the Perimeter Fan) after taking into account any savings passed along to Tenant by Landlord pursuant to the terms hereof (e.g., as a result of the LMEP or the BIR) and any savings realized by Tenant as the result of its exercise, pursuant to the terms hereof, of its option to obtain PASNY Power (the “Cumulative Actual Amount”), divided by (y) the Cumulative Pre-Discount Amount; and

(v)	the term “Cumulative Savings To Date” shall mean at any point in time the amount by which (1) the Cumulative Pre-Discount Amount exceeds (2) the Cumulative Actual Amount.

In the event that at any time Tenant could receive a discount on NYS Switchboard Electric in excess of the Switchboard Discount by electing to obtain PASNY Power, then Tenant shall have the right, to be exercised in writing, to require Landlord to permit Tenant to enter into an arrangement to obtain PASNY Power through direct metering, utilizing the House Meter, of all NYS Switchboard Electric. From and after any such election by Tenant, Landlord shall no longer be required to provide Tenant with NYS Switchboard Electric provided, however that Landlord shall continue to maintain the NYHS Switchboard in accordance with all of the relevant terms and conditions of this Lease from and after such election.

In the event that (i) the Cumulative Discount falls below fifteen (15%) percent through no fault of Tenant and (ii) Tenant shall have promptly exercised its option to enter into an arrangement to obtain PASNY Power through direct metering of all NYS Switchboard Electric, then Tenant shall be entitled to a credit (the “Submetered HVAC Electric Credit”) against the monthly amounts thereafter payable under this Lease with respect to Submetered HVAC Electric in the amount, if any, that is the lesser of:

(x)	the amount necessary to bring the HVAC Discount, computed on cumulative basis through such month to month to the lesser of (A) fifteen (15%) percent or (B) the amount that such HVAC Discount would have been through such month if Submetered HVAC Electric, (exclusive of the electricity consumed by the Perimeter Pumps and the Perimeter Fan) had been provided throughout the Term of this Lease at the rates applicable from time to time during such Term for PASNY Power: or

(y)	the amount necessary to bring the Cumulative Discount through such month to the lesser of (A) fifteen (15%) percent or (B) the amount that such Cumulative Discount would have been through such month if NYS Switchboard Electric and Submetered HVAC Electric (exclusive of the electricity consumed by the Perimeter Pumps and the Perimeter Fan) had been provided throughout the Term of this Lease at the rates applicable form time to time during such Term for PASNY Power.

8.1	In the event that the “submetering’ of electricity in the Building is hereafter prohibited by any law hereafter enacted, or by any order or ruling of the Public Service Commission of the State of New York, or by any judicial decision of any appropriate court, the:

(i)	Landlord shall permit Tenant to enter into an arrangement to obtain PASNY Power through direct metering, utilizing the House Meter, of all NYS Switchboard Electric. From and after any such direct metering, Landlord shall no longer be required to provide Tenant with NYS Switchboard in accordance with all of the relevant terms and conditions of this Lease from and after such election; and

(ii)	with respect to Submetered HVAC Electric HVAC Electric and Shared Facilities Electric, Tenant shall pay Landlord on the basis of surveys in the same manner provided for surveys in Clause No. 8F above.

8J. Tenant shall have the right, on or before the Commencement Date and from time to time throughout the term of this Lease, to inspect the HVAC Submeters and any and all flow meters, BTU meters and other equipment installed pursuant to the terms of Exhibit “O” annexed hereto to confirm that the amounts will be charged to Tenant pursuant to Clause Nos. 8E and 8F hereof are being determined on a fair and equitable basis. In furtherance thereof, Landlord shall permit the Office of General Services Division of Technical Services (“Tenant’s Electric Consultant”) access to portions of the Building necessary to temporarily install, under Landlord’s supervision, such “Dranetz Electric Power/Demand Analyzers” as may reasonably be required to by Tenant to determine, in Tenant’s opinion, whether the HVAC Submeters and/or any submeters installed by Landlord to measure Shared Facilities Electric are accurately recording the consumption of Submetered HVAC Electric and/or Shared Facilities Electric. The readings of such “Dranetz Electric Power/Demand Analyzers” shall be for Tenant’s purposes only, and shall not be deemed conclusive on Landlord. If determination of Tenant’s Electric Consultant does not vary from the determination of Landlord or Landlord’s Electric Consultant by more than five percent (5%), with respect to either: (i) the readings of the HVAC Submeters, (ii) the readings of any submeters installed by Landlord or the methods employed by Landlord to determine the amounts to be charged to Tenant for Shared Facilities Electric or (iii) the readings of BTU meters and/or flow meters installed pursuant to Exhibit “O” annexed hereto and/or the application of the amounts shown thereon to perform the calculations required by said Exhibit “O”, then Landlord’s determination with respect to the foregoing shall be deemed binding and conclusive. If the determination of Tenant’s Electric Consultant varies by more than five percent (5%) (which determination Tenant shall notify Landlord in of in writing (“Tenant’s Electricity Dispute Notice”) within one hundred eighty (180) days after the billings, readings, or calculations, that are the subject of such determination, time being of the essence with respect to the giving of such Tenant’s Electricity Dispute Notice) and if Landlord’s Electric Consultant and Tent’s Electric Consultant shall be unable to reach agreement within thirty (30) days, then such two consultants shall designate a third consultant shall be binding and conclusive on both Landlord and Tenant. If the determination of such third consultant shall substantially confirm the findings of Landlord’s Electric Consultant (i.e. within five (5%) percent), then Tenant shall pay the cost of such third consultant. If such third consultant shall make a determination substantially different from that of both Landlord’s and Tenant’s Electric Consultants (or is within five percent (5%) of both such determinations), then the cost of such third consultant shall be borne equally by Landlord and Tenant. In the event that Landlord’s Electric Consultant and Tenant’s Electric Consultant shall be unable to agree upon the designation of a third consultant within thirty (30)days after Tenant’s Electric Consultant shall have made its determination (different from that of Landlord’s Electric Consultant by more than five (5%) percent), then either Landlord or Tenant shall have the right to request the American Arbitration Association in the City of New York to

designated a third consultant whose decision shall be conclusive and binding upon the parties, and the costs of such third consultant shall be borne as hereinbefore provided in the case of a third consultant designated by the Landlord’s and Tenant’s Electric Consultants. Pending the resolution of any contest pursuant to the terms hereof, Tenant shall pay the Additional Rent on account of electricity determined by Landlord’s Electric Consultant and upon the resolution of such contest, appropriate adjustment in accordance with such resolution of such Additional Rent payable by Tenant on account of electricity shall be made retroactive to the date of the determination of Landlord’s Electric Consultant.

HEATING, VENTILATION AND AIR CONDITIONING (“HVAC”)

9. The Landlord shall install, operate and maintain an adequate and suitable year-round environmental control system and appurtenances which shall be capable of providing the following (provided that occupancy does not exceed one person per 100 square feet of usable floor are [for purposes of this Lease, usable floor area shall be deemed to be equal to 80% of rentable square feet] in the Demised Premises and total electric load for all power consumed in the Demised Premises [including, without limitation, for lighting, business equipment, HVAC systems providing cooling to the Demised Premises [i.e., the NYS HVAC Plant and system and the Base Building HVAC Plant and system]):

A. Year-round daily ventilation, during Regular Business Hours introducing a minimum of 20 CFM/person of fresh air, tempered as required, in accordance with the latest issue in effect of the American Society of Heating, Refrigeration and Air Conditioning Engineers, Inc. (ASHRAE) on weather data and design conditions for one percent frequency of design-dry bulb and mean coincident wet-bulb.

B. The air conditioning or cooling portion of said system shall be capable of maintaining, when required, inside conditions of not more than 78 degrees F dry bulb (+ or – 2 degrees) and 50% relative humidity (+ or – 2 percent) when the outside ambient temperature is that which is specified for the cooling season in the State Energy Conservation Construction Code for the locale in which the Demised Premises are located. Conference and hearing rooms shall be capable of maintaining temperature conditions as stated above by means of an independent thermostatic control or each conference hearing room. Use of a dedicated variable air volume box will be acceptable if temperature requirements can be maintained at full room occupancy load, otherwise a separate air conditioning system will be required. Outside air tempered as required, shall be supplied for ventilation as stated in Paragraph (A) above.

C. The hearing portion of the said system shall be capable of maintaining heat, when necessary, for the proper comfort and of the occupants, which shall be not less than 68 degrees F or more than 75 degrees F, throughout the Demised Premises.

D. The Landlord shall pay all costs of fuel for heat, service, maintenance, including filter changes and water charges for the above facilities to the Demised Premises for the duration of occupancy by the Tenant; provided however, that Tenant shall pay the cost of electric energy consumed by the above facilities in accord with the provisions of Clause No.8 above. Landlord shall provide air conditioning for the Demised Premises during the air conditioning season and at such other times as shall be necessary to comply with the requirements set forth in Clause No. 9B above, on Monday through Friday from 7:00 AM to 6:00 PM daily on State business days and on Saturdays from 8:00 AM to 1:00 PM (other than Saturdays that are State holidays), which for the purposes of this Lease constitute Tenant’s “Regular Business Hours”.

E. It is understood and agreed that Tenant shall pay Landlord an overtime charge if HVAC is requested for the Demised Premises beyond Tenant’s Regular Business Hours:

The charge through and including December 31, 1997 shall be at the rate of:

(i)	with respect to floors two (2) through six (6), $175 per hour for a single floor, and $25 per hour for each additional floor within floors two (2) through six (6); and

(ii)	with respect to the NYS Street Level Space (which shall count as one floor for purposes hereof) and floors seven (7) through eleven (11), $175 per hour for a single floor, and $25 per hour for each additional floor within the NYS Street Level Space and floors seven (7) through eleven (11), which amounts shall be increase on January 1, 1998 and on each January 1st thereafter by the same percentage increase in Operating Expenses for the immediately prior calendar year. Thus, for example, if Operating Expenses for the 1997 calendar year are two (2%) percent greater than Operating Expenses for the 1996 calendar year, the above stated dollar amounts will be increased by two (2%) percent each as of January 1, 1998.

A daily record of overtime HVAC use charges is to be maintained by the individual directors of the occupying New York State executive and administrative agencies in the Demised Premises requesting overtime HVAC. Said record to be submitted to and reconciled with the Landlord’s own records on monthly basis. It is further understood and agreed that the Tenant shall notify the Landlord, in writing, 24 hours is advance of its requirement for overtime HVAC as defined above. (Friday notification for Sunday use).

Except as may be set forth to the contrary in this Lease, there shall be no charge to the Tenant for use of the Demised Premises beyond Tenant’s Regular Business Hours should HVAC not be requested.

ELEVATOR SERVICE AND BUILDING ACCESS

10. The Landlord shall, at its expense, furnish adequate elevator service and access to the Building during Regular Business Hours, and have on elevator subject to call at all other times. Except as specifically provided to the contrary elsewhere in this Lease (e.g., with respect to casualties or other emergency situations), Tenant shall have access to the Demised Premises at will (it being acknowledged that Tenant shall have control of its own private entrance on Beaver Street, subject to the terms of this Lease). The elevator (or any or all of them, if more than one) may be operated by automatic control or by manual control, as Landlord shall determine at any time or from time to time. Landlord shall provide freight elevator service and use of the Building loading dock on a first come-first served basis (i.e., no advance scheduling) 8:00 a.m. to 6:00 p.m., Monday through Friday, excluding days that are not State business days. Freight elevator service to the Demised Premises and use of the Building loading dock shall also be provided on a reserved basis at all other times, upon the payment of Landlord’s then established non-discriminatory and reasonable charges therefore which shall be Additional Rent hereunder. The use of the elevators and the Building loading dock shall be subject to the Rules and Regulations annexed hereto as Exhibit “E” and made a part hereof.

WATER

11. Landlord shall furnish, at its own expense, adequate hot and cold potable water to the floors on which the Demised Premises are located sufficient for reasonable drinking, lavatory, toilet, washroom and ordinary cleaning purposes. If Tenant uses water for any other purpose Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of cold water and/or hot water for such other purposes. Tenant shall reimburse Landlord for the quantities of cold and hot water shown on such meters on demand. In the event Tenant shall be required to make payments pursuant to this Clause, Tenant shall pay to Landlord a reasonable charge for such service which shall bear a reasonable relationship to Landlord’s cost for providing such service.

JANITOR SERVICE/COMMON AREA MAINTENANCE

12A.1 Unless Tenant exercises the option set forth in Clause No. 12A.2 hereof, Landlord shall have no obligation to provide any cleaning services to any portion of the Demised Premises or the Building, except that Landlord shall, whether or not Tenant exercises the option set forth in the Clause 12A.2 hereof: (i) clan all exterior windows on office floors and on the street level as and when deemed necessary in Landlord’s reasonable opinion, weather permitting and (ii) remove from the Building all rubbish placed by tenant at the locations and in the manner designated by Landlord. Tenant (unless it has exercised the option set forth in Clause No. 12A.2 hereof), at its sole cost and expense, shall (i) cause to be cleaned the Demised Premises, the Beaver Street entry lobby and the street level lobby serving Tenant’s Cleaning/Security/HVAC Envelope (as defined in Clause No. 66G hereof), the elevator cabs of the passenger elevators serving Tenant’s Cleaning/Security/HVAC Envelope, all of the toilets and core areas on the floors on which the Demised Premises are located and the interior surfaces of all of the windows of the Demised Premises and Tenant’s Cleaning/Security/HVAC Envelope, all in accordance with the cleaning specifications set forth in Clause No. 12A.3 and (ii) bring Tenant’s rubbish to a location designated by Landlord, in the manner and at the times designated by Landlord. At no time shall Tenant place any waste of any kind in any public areas. If Tenant does so, then everything so placed shall deemed abandoned and/or of no value to Tenant and Landlord may have the same removed and disposed of a t Tenant’s expense, which, shall be deemed Additional Rent payable by Tenant within 30 days after Tenant is billed therefore. This remedy is in addition to all other remedies Landlord may have under this Lease. Tenant shall pay to Landlord on demand the costs incurred by Landlord for removal from the Building any refuse and rubbish of Tenant in excess of that normally accumulated in business office occupancy or at times other than Landlord’s standard refuse and rubbish removal times.

12A.2 Tenant shall have the right (the “Cleaning Inclusion Right”), which right Tenant may exercise by written notice to Landlord not later than the date that is one hundred eighty (180) days after the date on which this Lease is executed and delivered by the parties, time being of the essence, to require Landlord to provide cleaning services in accordance with the provisions of Clause No. 12A.3 below (which Clause No. 12A.3 shall be applicable to Landlord only in the event that Tenant exercises the Cleaning Inclusion Right). In the event that Tenant exercises the Cleaning Inclusion Right in accordance with the terms hereof:

(i)	the provisions of Clause No. 12A.1 hereof shall thereafter be inapplicable;

(ii)	the provisions of Clause No. 12A.3 below shall thereafter be applicable;

(iii)	the amounts of Base Rent per rentable square foot per annum set forth in Clause No. 3A hereof shall be increased (x) form eighteen dollars and twenty-five cents ($18.25) to nineteen dollars and twenty-five cents ($19.25) and (y) from twenty dollars and fifty cents

($20.50) to twenty-one dollars and fifty cents ($21.50), respectively; and

(iv)	the costs of providing the cleaning set forth in Clause No. 12A.3 (grossed up to 100% occupancy pursuant to the provisions of Clause No. 41 hereof and, if such cleaning commences on any day other than January 1st, further grossed up to reflect the amount that would have been incurred by Landlord if such cleaning had been provided for a full calendar year) shall be included in the Operating Expenses for the Base Operating Year and each calendar year thereafter.

12A.3 The Landlord shall provide janitor service for the common areas of the Building utilized by the Tenant and to the Demised Premises to keep the same in order without cost to Tenant except that in the event Tenant requires additional cleaning services over the specifications provided for in herein all costs associated with such additional services will be the sole responsibility of the Tenant.

It is understood and agreed that the janitor service to be furnished under this Lease, which shall be performed will be performed nightly five (5) nights per week shall include the following: No Saturday, Sunday or State Holiday services. (Holidays are those days stated in the applicable State Law.)

SUPERVISION

A competent supervisor will be assigned to the Building both day and night. This nighttime supervisor required to verify that the work has been completed in all tenant areas, that all Venetian blinds have been lowered and set in a uniform appearance that all lights have turned off, windows closed, doors locked and offices left in a neat and orderly appearance for the next day’s business.

CLEANING CREW

The cleaning contractor’s employees shall be instructed to work behind locked doors, and will only open a door for members of their cleaning crew who have been assigned to remove rubbish or other like material from tenant’s premises during the nighttime cleaning operation.

PORTER & MATRON SERVICES

A daytime porter and matron will be assigned to the Demised Premises to replenish toilet tissue and sanitary napkins and soap and paper towels, and to maintain the lavatories in an orderly condition throughout the day. The sanitary napkins referred to in the immediately preceding sentence shall placed in a vending machine (i.e., they will not be provided free of charge).

FLOORING

All stone, ceramic tile, marble terrazzo, wood and other untreated or treated, non-carpeted flooring to be swept rightly; washing and waxing of such flooring shall be done at Tenant’s expense at Tenant’s request; provided, however, that Landlord, at Landlord’s expense, shall “damp mop” once every two (2) weeks an aggregate area within the Demised Premises (the “Damp Mop Area”) not to exceed 8,000 usable square feet to be designated by Tenant.

All linoleum, rubber, asphalt tile and other similar type of flooring that may be waxed or treated to be swept nightly; washing and waxing of such flooring will be done at Tenant’s expense subject, however, to Landlord’s obligations set forth in the immediately preceding paragraph with respect to the Damp Mop Area.

All carpeting and rugs will be carpet swept or vacuum cleaned nightly.

Shampooing or spot cleaning of carpets or rugs will be done at Tenant’s expense and only upon Tenant’s written request.

OFFICE CLEANING

Dust and wipe clean all furniture, files, fixture, window sills and convector enclosure tops nightly; wash said sills and tops when necessary. Horizontal surfaces of window frames to be dusted nightly.

Wastepaper baskets and cigarette urns are too emptied and trash removed from the premises daily to locations designated by Landlord. Wastepaper baskets are to be clean, odor free, and lined each day.

Tenant shall sort separate wastepaper and other rubbish, hereafter referred to as “wastes” generated within the Demised Premises. Landlord shall remove all such source separated wastes causing the same to be disposed of for purposes of recycling and materials recovery in accordance with all laws, rules, orders, ordinances and regulations at any time issued or in force and applicable in the borough, city, county, or other municipality in which the Demised Premises are located.

Removal of “wet rubbish” (as such term is generally defined in the rubbish removal industry) including, without limitation, cafeteria, kitchen type or coffee station wet rubbish or refuse, shall be done at Tenant’s expense.

Wash clean all water fountains and coolers nightly, remove all fingerprints and smudges nightly.

Dust all chair rails, trims and baseboards within reach as necessary.

Dust all doors and ventilating louvers within reach nightly.

Dust and wipe clean all telephones nightly.

Clean all unpainted metal and remove finger marks nightly, treat as necessary.

Check all private stairwells throughout the premises and keep in clean condition.

Vertical surfaces, such as walls, partitions, doors and bucks of all public corridors and lobbies to be dusted, spot cleaned, treated and polished as often as necessary, but, in the case of public and service elevator corridors on floors above the ground floor not more than once a month.

Washing or polishing of vertical surfaces, such as walls, partitions, elevator hatch doors, entrance doors and bucks including service elevator lobbies shall be done at Tenant’s expense.

LAVATORIES (Core Toilets)

Seep and wash lavatory floors nightly; using proper approved disinfectants. Machine scrub lavatory floors with proper disinfectants once every two weeks or more frequently when directed by Landlord.

Wash and polish all mirrors, powder shelves, bright work fixtures and enameled surface in lavatories, including flushometer piping and toilet seat hinges nightly.

Scour, wash and disinfect all basins, bowls and urinals throughout lavatory nightly using an odorless disinfectant. Wash both sides of all toilet seats nightly.

Dust and clean, washing where necessary, all partitions tile walls, dispensers and receptacles in lavatories nightly.

Wash waste cans and receptacles in lavatories when necessary but at least once a week.

Empty paper towel receptacles and sanitary disposal receptacles nightly and remove waste and other material to locations designated by Landlord.

Fill all toilet tissue holders nightly (tissue to be furnished by Landlord).

Wash and polish all wall tiles and stall surfaces of lavatories once every two weeks or more frequently when directed by Landlord.

Soap and paper towel products for tenant’s use will be furnished and installed by the Landlord using Landlord’s contractor as required.

The cleaning, maintaining and furnishing of lavatory supplies for executive toilets other than core units will done as part of the janitor services provided herein; provided, however, that Landlord, at Landlord’s expense, will perform such services at no cost to Tenant for not more than five (5) executive toilets throughout the Demised Premises and for all Uni-Sex Toilets installed by Landlord in the Demised Premises pursuant to the terms of Clause No. 38 hereof.

HIGH DUSTING

Do all high dusting quarterly, which includes the following:

Dust all pictures, frames, charts, graphs and similar wall hanging not reached in nightly cleaning.

Dust all vertical surfaces, such as walls partitions, doors and bucks and other surfaces not reached in nightly cleaning except as otherwise herein provided.

Dust all pipes, ventilating and air conditioning louvers, ducts, high moldings and other high areas not reached in nightly cleaning.

Dust all exterior surfaces of lighting fixtures including glass and plastic enclosures.

Washing and relamping of all fixtures will be done by Landlord’s contractor at Tenant’s expense and only upon Tenant’s written request.

Dust and inspect all Venetian blinds. Washing, restringing, retaping and minor repair or replacement will be done at Tenant’s expense. If Tenant fails to maintain blinds, Landlord may, at its sole option, repair blinds at Tenant’s expense.

GLASS CLEANING

All interior glass (other than windows), partition glass and glass doors will be cleaned nightly or as necessary.

Mail chute and glass and floor directory glass will be cleaned once every five weeks.

All exterior windows on office floors will be cleaned, as necessary, approximately once every six months, weather permitting.

All interior glass windows on the office floors will be cleaned, as necessary, approximately once every six months.

Maintenance and Trimming: Grass, shrubs, trees surrounding the building to be clipped and trimmed. Use of chemicals shall be in accord with all applicable State and Federal laws.

Sidewalks, Entrances, and Parking Areas: Remove refuse and debris daily. In winter remove snow and ice from the walkway and parking area entrances and spread de-icer as needed.

Landlord will be responsible to protect State property from damage or soiling while performing said work and must make every effort to the work site clean and free from debris, spillage, rubble, as a result of performing said work.

Landlord is prohibited from using State equipment, furniture or property for the purpose of accomplishing the work; except as provided in Clause No. 12A (4) below.

12A.4 Landlord and its cleaning contractor and their employees shall have access after 6:00 p.m. to the Demised Premises and the use of Tenant’s light, power and water in the Demised Premises to the extent reasonably required for the purpose of cleaning the Demised Premises. At no time shall Tenant place any waste of any kind in any public areas. If Tenant does so, then everything so placed shall be deemed abandoned and/or of no value to tenant and Landlord may have the same removed and disposed of at Tenant’s expense, which shall be deemed Additional Rent payable by Tenant within 10 days after Tenant is billed therefore. This remedy is in addition to all other remedies Landlord may have under this Lease. Landlord shall not be required to clean any portions of the Demised Premises used for the preparation, serving or consumption of food or beverages, data processing or reproducing operations or, except to the extent required by Clause No. 12a.3, private lavatories or toilets. Tenant shall pay to Landlord on demand, as Additional Rent the costs incurred by Landlord for (a) extra cleaning work in the Demised Premises required because of (i) misuse or neglect on the part of Tenant or its subtenants or its or their employees or visitors, (ii) the use of portions of Demised Premises for special purposes requiring greater or more difficult cleaning work than office areas (iii) interior glass partitions or unusual quantity of interior glass surfaces, (iv) non-Building Standard materials or finished installed by Tenant or at its request and(v) the use of the Demised Premised by Tenant other than during Regular Business Hours, and (b) removal from the Demised Premises and the Building of any refuse and rubbish of Tenant in excess of that normally accumulated in business office occupancy or at times other than Landlord’s standard cleaning times.

12A.5 Landlord shall provide security for the Building and the Real Property (excluding Tenant’s Cleaning/Security/HVAC Envelope) to the same extent as is provided by landlords of comparable buildings in the City of New York. Landlord may provide such security in the form of guards, pass keys, electronic surveillance systems, or otherwise, as Landlord shall elect in its sole discretion. The provision of such security services shall not constitute a representation or warranty by Landlord that the Demised Premises or the Building shall at all times be safe or secure and shall not render Landlord liable for any loss of or damage to any property, or for any injury to any person, except as may otherwise be set forth expressly in this Lease. Tenant, at its sole cost and expense shall provide security for Tenant’s Cleaning/Security/HVAC Envelope. Such security shall meet the standards generally met for provided by landlords of comparable buildings in the City of New York and, at a minimum, shall require the posting of at least one security guard in the Beaver Street lobby on a twenty-four (24) per day, three hundred sixty-five (365) day per year basis, which security guard shall (i) be responsible for manning the remote enunciator panel of the Building’s Class E System to be installed by Landlord in the lobby of Tenant’s Cleaning/Security/HVAC Envelope and (ii) fully cooperate with Landlord’s security guard or guards in responding to life-safety alarms and any other emergencies. Nothing contained herein shall be deemed to permit Tenant to exclude Landlord form providing such additional security to Tenant’s Cleaning/Security/HVAC Envelope as Landlord may reasonably deem fit.

12A.6 Tenant acknowledges that Landlord will not be providing any services to the First Floor Office and Storage Space or to the Beaver/New Street Retail Space, and that Tenant, at its own cost and expense, shall provide all services to such space, including, without limitation, cleaning (in accordance with the specification set forth in Clause No. 12A.3 hereof) and utilities, regardless of whether Tenant exercises the Cleaning Inclusion Right. Notwithstanding the foregoing, Landlord, at Tenant’s written request, will provide cleaning to the Fist Floor Office and Storage Space at Tenant’s sole cost and expense which, shall be payable as Additional Rent hereunder.

PEST MANAGEMENT

12B. Landlord shall implement and maintain its cost an Integrated Pest Management (IPM) program for Tenant’s Cleaning/Security/HVAC Envelope; provided, however, that the cost of such program with respect to the NYS Street Level Space and any kitchens or cafeterias (other than coffee stations normal in size and number) in the Demised Premises shall be at Tenant’s expense. The portion of the cost incurred by Landlord for such IPM within the Demised Premises is hereafter referred to, for purposes of Clause No. 41 hereof, as “Landlord’s Demised Premises IPM Cost.” The program shall provide for an overall plan which minimizes the use of toxic pesticides, and provides for an on-going practical least toxic approach to preventing and/or treating pest infestation. It should provide for technical training for Landlord’s employees directly involved in IPM, establish and inspection program to identify infested zones, type of infestation, and their pest population levels, and detail procedures to be implemented should a pest infestation problem develop.

Landlord shall initially employ nonchemical means to eliminate pest infestation localizing treatment whenever necessary to defined affected area, using baits and traps rather than traditional chemical applications. At a minimum, semi-annual inspections (spring and fall) shall be conducted by Landlord or Landlord’s contactor to identify and correct structural conditions allowing pests access (interior and exterior cracks, openings, crevices and ledges, etc.) The preventative measures of this program shall include controls to ensure proper cleaning/maintenance, handling and disposal of food and organic waste products, and reviews of environmental conditions or practices of Tenant which increase the potential of pest problems.

Applications of pesticides should be avoided unless subsequent inspection or monitoring indicates the continued presence of pests in a specific area after non-chemical means have been exhausted or have been found to be ineffective. An actual specimen or recent sign of the pest must be confirmed before pesticides are applied. The least toxic pesticide, of the pesticides available to treat a specific problem, shall be selected. All pesticides used must be registered with the United States Environmental Protection Agency and appropriate state and/or local jurisdictions and use of all pesticides shall be in strict accordance with the manufacturer’s label instructions and all applicable federal, state, and local laws and regulations.

Landlord and each Tenant agency shall each designate an on-site liaison to review and coordinate necessary IPM activities. Each tenant agency shall be given an opportunity to review, and reasonable time to comment on the content and coordinate with the schedule of events specified in the IPM program. This opportunity will be provided through notification from Landlord prior to the implementation of the IMP plan. Pesticide treatment(s), when necessary, shall be scheduled for late Friday afternoons or evenings unless alternative times for such treatment applications are scheduled by mutual agreement with Tenant IPM liaisons. Each Tenant agency shall be notified of the location(s) of planned pesticide and herbicide treatments 24 hours prior to chemical application(s). Landlord shall furnish Tenant IPM liaisons with Material Safety Date Sheets

(MSDSs) for all pesticides and herbicides in use and pending use prior to any use within Tenant’s Cleaning/Security/HVAC Envelope.

REPAIRS

13A. Landlord shall at its own cost and expense throughout the term of this Lease, take good care of, and maintain in good working order and condition, the Demised Premises and the common areas of the Building affecting the Demised Premises and the fixtures and appurtenances therein (excluding Tenant’s Property [as defined in Clause No. 16E below]), including, without limitation, the windows of the Building and the vertical and horizontal portions of the Base Building Systems, except that Landlord shall have no responsibility to make any repairs required as a result of (i) the acts of any agents, licensees, contractors, or any person claiming by, through or under Tenant or (ii) the acts of the Tenant or its employees; all of which repairs to the demised Premises of the Building (whether ordinary or extraordinary, structural or no-structural or foreseen or unforeseen) shall be the responsibility of the Tenant, which responsibility shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord shall have no responsibility to repaint any walls or replace any wall coverings or to replace or repair any carpeting, floor tiles or other floor coverings to the extent that the need for any such repainting, replacement of results from “ordinary wear and tear” form Tenant’s use of the Demised Premises. Subject to the last paragraph of this Clause No. 13A, Tenant shall promptly make at Tenant’s expense, all repairs in and to the Demised Premises for which Tenant is responsible in a manner which will not interfere with the use of the Building by other occupants, and using only the contractor for the trade or trades in question, selected from a list of at least three (3) contractors per trade submitted by Landlord, except with respect to the life-safety system of the Building where only (1) alternative may be listed for such purpose, provided, however, any repairs in or to the Building and/or the systems and equipment thereof for which Tenant is responsible shall be performed by Landlord at Tenant’s expense. Landlord shall repair and maintain, at Tenant’s cost and expense, the horizontal portions of the HVAC and plumbing systems if such repair is due to the negligence or mistreatment by Tenant or its employees, agents, contractors, licensees, or invitees, or if such repair is required as a result of any Tenant’s Changes or changes in the layout of the Demised Premises or changes in Tenant’s manner of use of the Demised Premises, and to the extent that such repair or maintenance is not caused by any of the foregoing items, the cost of such maintenance and repair shall be borne by Landlord and included in Operating Expenses. Notwithstanding anything to the contrary contained herein, Landlord shall not include in Operating Expenses any costs for maintaining and repairing for other tenants of the Building (i) horizontal portions of the Base Building Systems (including, without limitation, HVAC, plumbing and electric) and (ii) all non-structural items in the premises demised to such other tenants including, without limitation, tenant improvements, such as executive toilets, partitions and door locks (items(i) and (ii) being hereinafter collectively referred to as “Tenant Improvement Repairs”). Subject to the provisions hereof, Landlord shall perform Tenant Improvement Repairs in the Demised Premises and the cost thereof shall be included in Operating expenses in the manner set forth in the next to last paragraph of this Clause NO. 13A Tenant agrees to give prompt notice to Landlord of any defective condition in the Demised Premises, including the plumbing, heating, air –conditioning or ventilation system or electrical lines located in, servicing or passing through the Demised Premises, and except as otherwise expressly provided in this Lease, there shall no allowance to Tenant for diminution of rental value, and Tenant’s obligations hereunder shall not be reduced or abated in any manner whatsoever and Landlord shall have no liability to Tenant, by reason of any inconvenience, annoyance or injury to additions or improvements in or to any portion of the Building or the Demised Premises, or in and to the fixtures, appurtenances or equipment thereof, which Landlord is required or permitted this Lease or required by law, to make in or to same, and Landlord shall utilize its good faith efforts to minimize interference with Tenant’s business; provided, however, that Landlord shall not be obligated to perform such work on an overtime premium-pay basis. When used in this Lease, the term “repair” shall be deemed to include such restoration and replacement as may be necessary to achieve and/or maintain good working order and condition.

The cost of Tenant Improvement Repairs performed by Landlord in the Demised Premises shall be “grossed up” to 100% as if such Tenant Improvement Repairs were provided to all tenants in the Building, including Tenant, at Landlord’s cost. The adjustment of Operating Expenses to be performed pursuant to the terms of the immediately preceding sentence shall be performed (i) as if such other tenants of the Building had the same installations and frequency of repair and maintenance as Tenant and (ii) only with respect to calendar years during which Landlord incurs actual costs for such repairs or maintenance performed in the Demised Premises. Thus, for example, if Landlord incurred $100 in a calendar year for repairs to an executive rest room of Tenant, the amount to be included in Operating Expenses for such calendar year for executive rest room repair would be $226 (i.e., $100 divided by Tenant’s Proportionate Share of 44.24%); provided, however that if Landlord incurred $600 in the same calendar year for repairs to an executive rest room of a tenant other than Tenant, the amount to be included in the Operating Expenses for such calendar year or years for executive rest room repair would be $0, even if Landlord incurred costs to repair executive rest room of other tenants. To the extent, if any, that the cost of Tenant Improvement Repairs performed by Landlord in the Demised Premises would be required to be capitalized under generally accepted accounting principles, consistently applied, such costs shall be included in Operating Expenses as follows:

(i)	any individual cost of five thousand ($5000) dollars or less shall be expensed (i.e., included in full in the calendar year incurred); and

(ii)	any individual cost exceeding five thousand ($5000) dollars shall be amortized or depreciated, as the case of may be, on a straight- line basis over the number of full calendar years remaining in the Term (including the calendar year in which such cost is incurred) without regard to the useful life of the item in question, together with simple interest on the unamortized portion thereof at a rate per annum equal to the Interest Rate in effect as of December 31 of the year in which such expenditure is made, and included in Operating Expenses until such cost has been fully amortized or depreciated (e.g., if a cost of $10,000 is incurred in the next to last full calendar year of the Term for an item with a six year useful life, such cost will be amortized over two years, rather than six years).

For purposes of Clause No. 3C hereof, the term “Unamortized Tenant Improvement Repair Costs” shall mean the unamortized or undepreciated portion, if any, as of this time of the termination this Lease by Tenant pursuant to the terms of Clause No. 3 hereof, of any costs required to be amortized or depreciated pursuant to clause (ii) of the immediately preceding sentence.

It is understood and agreed by and between the parties hereto that in the case of any repairs for which Landlord is not responsible pursuant to the preceding paragraph or any other provisions of this Lease, Landlord agrees, if so requested by Tenant, to provide Tenant with estimates of the cost of any such repair, Upon approval of such estimate by Tenant (which approval shall be deemed given if not withheld within thirty (30) days), Landlord shall promptly proceed with such repairs. Payment by Tenant to Landlord shall be made within thirty (30) days of completion of such repairs and upon submission of a written invoice therefore. Except in the case of an emergency, Landlord shall also notify Tenant advance in writing before making any single Tenant Improvement Repair that Landlord anticipates will cost in excess of $10,000, and such written notice shall include Landlord’s estimate and Landlord and Tenant are unable to agree upon a revised estimate, Tenant shall promptly make such Tenant Improvement Repair at Tenant’s sole cost and expense.

COMPLIANCE WITH LAWS

13b. Except as hereinafter provided, Landlord shall, throughout the term of the Lease, make any alterations, repairs, or improvements to the Demised Premises or Tenant’s Cleaning/Security/HVAC Envelope that are required by “Legal Requirements” (as hereinafter defined). Tenant agrees that it will not use the Demised Premises or Tenant’s Cleaning/Security/HVAC Envelope for any purpose or in any manner which shall be violative of Legal Requirements and shall give prompt notice to Landlord of nay notice it receives of the violation of any Legal Requirements with respect to the Demised Premises or Tenant’s Cleaning/Security/HVAC Envelope or the use of occupation thereof. Notwithstanding the first sentence of this Clause No. 13B, Tenant shall, at Tenant’s expense, company with all present and future Legal Requirements in respect of the Demised Premises and Cleaning/Security/HVAC Envelope and the use and occupation thereof, and the abatement of any nuisance caused by Tenant in, on or about the Demised Premises or Tenant’s Cleaning/Security/HVAC Envelope that does not require the performance of any alterations, repairs of improvements; provided, however, that Tenant shall be required to make alterations, repairs or improvements in or to the Demised Premises or Tenant’s Cleaning/Security/HVAC Envelope that are required by Legal Requirements if the need for such alterations, repairs are improvements arises from any of the following items: (i) Tenant’s particular manner of use of the Demised Premises (as opposed to mere use of the Demised Premises for administrative and executive offices), (ii) any cause or condition created by or at the instance created by or at the instance of Tenant, (iii) any improvement or improvements installed by or on behalf Tenant in the Demised Premises (including, without limitation, Tenant’s Work and Tenant’s Changes), or (iv) the breach of any of Tenant’s obligations under this Lease, and Tenant shall pay all the costs, expenses, fines, penalties, and damages which may be imposed by a public authority upon Landlord or any holder of a Superior Lease or Superior Mortgage by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Clause No. 13B. In addition, Tenant shall, at Tenant’s expense, be responsible for any alterations, repairs or improvements necessary in order to comply with Legal Requirements affecting portions of the Building outside the Demised Premises if the need for such repairs or improvements arises from any of items (i) through (v) set forth in the immediately preceding sentence. Thus, for example, if a law of general applicability is passed that requires that every office building located in New York City must have a unisex handicap bathroom on each and every floor thereof, regardless of Tenant’s use of the Demised Premises, Landlord, at Landlord’s expense would be obligated to comply therewith; however, if a law is passed that requires at all entry doors to government premises must be mad of bullet-proof glass or metal, Tenant at Tenant’s expense, would be obligated to comply therewith because the need for such compliance would arise by reason of Tenant’s particular manner of use of the Demised Premises. With respect to any repairs or improvements which affect portions of the Building outside the Demised Premises or any Base Building Systems, including, without limitation the electrical, HVAC, plumbing or mechanical systems, for which Tenant is responsible pursuant to this Clause No. 13B, same shall be performed by Landlord at Tenant’s expense. Nothing contained herein shall be construed to make Tenant responsible for any alterations, repairs or improvements necessary in order to comply with Legal Requirements if the need for such compliance arises out of (i) the conversion of the Building to the condominium form of ownership or (ii) the delivery of the Demised Premises and the Tenant Work to Tenant in a condition that violates any then-current Legal Requirements.

As used herein “Legal Requirements” shall mean the requirements of every statue, law, ordinance, regulation, rule, requirement, order or directive, now or hereafter made by any Federal, state or local government or any department, political subdivision, bureau, agency, office or officer thereof, or any other government authority having jurisdiction, including the City of New York (a “Government Authority”) with respect to and applicable to (i) the Real Property and the Demised Premises and appurtenances thereto, and/or (ii) the condition, equipment, maintenance, use or occupation of the Demised Premises, including the making of an alteration or addition in or to any structure upon, connected with or appurtenant to the Demised Premises.

LANDLORD’S RIGHT OF ENTRY

14. The Tenant shall permit the Landlord and its agents and representatives at all usual proper times to enter the Demised Premises for the purposes of inspection or sale; and for the Landlord to make repairs and improvements to all parts of the Building and to comply with all governmental orders and requirements applicable to the Building. The Landlord, in exercising its rights under this Clause, shall not unreasonably interfere with the Tenant’s access, use and occupancy of the Demised Premises; provided, however that Landlord shall not be obligated to perform such repairs and improvements on an overtime or premium-pay basis.

TO LET SIGNS

15. The Tenant shall permit the Landlord during the six (6) months next prior to the expiration of the Term to place the usual notices of “To Let” upon the exterior of the Demised Premises.

DESTRUCTION OF PREMISES

16. A. If the Demised Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Landlord and this Lease shall continue full force and effect except as hereinafter set forth.

B. If the Building or the Demised Premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Clause No. 16 hereinafter provided), then (a) Landlord shall restore and rebuild the Building and the Demised Premises (excluding Tenant’s Property [as defined in Clause No. 16E below]) with reasonable dispatch after notice to it of the damage or destruction and the collection of the insurance proceeds attributable to such damage, and (b) Tenant shall repair or replace Tenant’s Property with reasonable dispatch after such damage or destruction provided, however that for so long as the Tenant hereunder is The People of the State of New York, Tenant shall have the right, in its sole discretion, to determine the timing of and the extent to which Tenant wishes to repair of State of New York, the proceeds of policies carried by Tenant pursuant to the provisions of Clause No. 52 hereof providing coverage for Tenant’s improvements and betterments and (ii) the amount, if any, by which the costs of repairing and restoring Tenant’s improvements and betterments as estimated by reputable contractor designated by Landlord exceeds the available insurance proceeds therefore. The amounts due in accordance with subparagraphs (i) and (ii) above shall be Additional Rent under this Lease and payable by Tenant to Landlord within thirty (30) days after being billed therefore. Any excess proceed of policies carried by Tenant pursuant to the provisions of Clause No. 52 hereof providing coverage for Tenant’s improvements and betterments remaining after Landlord completes its restoration and rebuilding of the Demised Premises shall be apportioned between Landlord Tenant in accordance with the provisions set forth in Clause No. 16I hereof.

C. If all or part of the Demised Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the Base Rent and the Additional Rent hereunder shall be abated inn the proportion that the untenantable are of the Demised Premises bears to the total fare of the Demised Premises (computed in accordance with the Standard of Measurement annexed hereto as Exhibit “L”, for the period from the date of damage or destruction to (i) the date the damage to the Demised Premises (exclusive of Tenant’s Property) shall be substantially repaired (provided, however, that if in Landlord’s judgment such repairs would have been substantially completed an earlier date but for Tenant’s acts or omissions, then the Demised Premises shall be deemed to have been repaired substantially on such earlier date and nay reduction or abatement shall cease)or (ii) if the Building and not the Demised Premises so damaged or destroyed, the date on which the Demised Premises shall be made tentable; provided, however, should Tenant or any of its subtenants reoccupy a portion of the Demised Premises for business purposes during the period the repair work is taking place and prior to date Additional Rent allocable to such reoccupied portion, based upon the proportion which the are of the reoccupied portion of the Demised Premises bears to the total area of the Demised Premises (computed in accordance with the Standard of Measurement annexed hereto as Exhibit “L”), shall be payable by Tenant from the date of such occupancy. Landlord will act in good faith to keep Tenant informed as to the progress of repairs to the Demised Premises and/or the Building, as the case may be, and to give Tenant reasonable advance notice of the date on which the Demised Premises are anticipated to be rendered tentable, taking info account the circumstances (e.g., date on which the Demised Premises will be rendered tenantable if the casualty in question results in damage that can be repaired in a relatively short period of time, such as thirty (30) days or less).

D. If (i) the Building shall be totally damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or the other casualty (whether or not the Demised Premises are damaged or destroyed) that its repair or restoration requires more than two hundred seven (270) days from the date of the casualty or the expenditure of more than forty (40%) percent of the full insurable value of the Building immediately prior to the casualty or (ii) if during the last two (2) years of the term of this Lease the Demised Premised shall be totally or substantially (i.e., for this purpose, more than twenty-five (25%) damaged percent) damaged or destroyed (as estimated in any such case by a reputable contractor, registered architect or licensed professional engineer designated by; Landlord), then in any such case Landlord may terminate this Lease giving Tenant notice to such effect within one hundred twenty (120) days after the date of the casualty (herein called “Landlord’s Notification Period”). For the purpose of Clause only, “ full insurable value” shall mean replacement cost less the cost footings, foundations and other structures below the street and first floors of the Building.

E. Tenant acknowledges that Landlord will not carry insurance on Tenant’s furniture and/or furnishings or fixtures or equipment, improvements or appurtenances removable by Tenant (hereinafter collectively referred to as “Tenant’s Property”) and agrees that Landlord will not be obligated to repair any damage thereto or replace the same, and Tenant agrees to look solely to its insurance (to the extent Tenant is required to carry same pursuant to Clause No. 52 hereof) for recovery of any damage to or loss of Tenant’s Property. If Tenant shall fail to maintain such insurance (to the extent Tenant is required to carry same pursuant to Clause No. 52 hereof) Landlord shall have the right to obtain insurance in Tenant’s name on Tenant’s Property and the cost thereof shall be Additional Rent hereunder and payable by Tenant to Landlord on demand. Notwithstanding anything to contrary in the immediately preceding sentence, Tenant hereby acknowledges and agrees that for so long as the Tenant hereunder is The People of the State of New York, Landlord shall have the right, but not the obligation, at any time at Landlord’s expense (which expense shall be includable in Operating Expenses), to purchase personal property insurance in Tenant’s name and there shall be any damage of any Tenant’s Property, Tenant will cooperate with the insurance company and prepare and submit appropriate claims and documentation in connection therewith.

F. Tenant hereby waives the provisions of Section 227 of the Real Property Law of the State of New York and agrees that the provisions of this Clause shall govern and control in lieu thereof.

G. (a) Subject to the provisions of subparagraph (b) of this Clause No. 16G, Tenant shall not be entitled to terminate this Lease and Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Clause No. 16. Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Clause No. 16. Landlord shall use reasonable efforts to make such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the Demised Premises, but Landlord shall not required do such repair or restoration work except during Regular Business Hours.

(b) In case of any fire or other casualty mentioned in this Clause No. 16: (i) in the event of a fire or other casualty which affects the Demised Premises and/or other portions of the Building, if Landlord shall not have substantially completed the making of the required repairs and resorted and rebuilt the Building and the Demised Premises within twenty-one (21) months from the date of such fire or other casualty in the event of a fire or other casualty which affects both the date of such fire or other casualty in the event of a fire of other casualty which affects the Demised Premises only, or (ii) if, in the reasonable estimation of a reputable independent contractor, registered architect or licensed professional engineer engaged by Landlord (a copy of fire or to the casualty and which shall be set forth the time period estimated to be required for substantially completing such repairs), the required repairs cannot be substantially completed with such twenty-one (21) month period or eighteen (18) month period, as the case may be or (y) in the case of clause (ii) above, the date on which Landlord furnished such estimate to Tenant, and in either case, if such notice is given, the term of this Lease shall terminate on the thirtieth (30th) day after Landlord’s receipt of such notice unless the Building and/or the Demised Premises, as the case may be, shall have been restored prior to the expiration of such thirty (30) day period. Notwithstanding anything to the contrary set forth in this Clause No. 16G(b), if the above-referenced estimate of a reputable independent contractor, registered architect or licensed professional engineer indicated that the required repairs cannot be substantially completed within such twenty-one (21) month period or eighteen (18) month period, as the case may be, from the date of such fire or casualty, and right to terminate this Lease pursuant to clause (i) above, the twenty-one (21) month period or eighteen (18) month period described therein shall be deemed to be replaced by the time period set forth in such estimate, Thus for example, if the damage is restricted to the Demised Premises and the estimate indicates that it will take twenty (20) months to substantially repair such damage, unless Tenant exercises its right to terminate this Lease on the basis of such estimate, Landlord shall have twenty (20) months, rather than eighteen (18) months, to substantially repair such damage before Tenant shall have right to terminate pursuant to clause (i) above.

H. Landlord and Tenant each agree to use diligent efforts to cooperate with each other and with their respective insurers (to the extent that Tenant is required to carry insurance pursuant to the terms of this Lease) in order to facilitate the collection of all insurance proceeds (including, without limitation, rent insurance proceeds) applicable to damage and destruction of the Building or the Demised Premises by fire or other casualty.

I. In the event that this Lease is terminated pursuant to any provision of this Clause No. 16, Landlord shall be entitled to receive all proceeds of policies covering all improvements and betterments in the demised Premises. In the event that this Lease is not terminated pursuant to any provision of this Clause No. 16, then: (i) Tenant shall be entitled to receive any excess proceeds of policies covering improvements and betterments in the Demised Premises if Tenant is carrying and paying for the insurance on such improvements and betterments and (ii) Landlord shall be entitled to receive any excess proceeds of any policies covering improvements and betterments in the Demised Premises if the Landlord is carrying and paying or the insurance eon such improvements and betterments.

SET OFF

17A. Except as otherwise provided herein, so long as Tenant is not in default of any of these obligations hereunder, in the event Landlord refused or fails to make repairs or provide services for which it is responsible under the terms and conditions of this Lease the Tenant, upon thirty (30) days written notice [five (5) State business days in emergency cases] to the landlord (“Tenant’s Self-Help Notice”), shall have the right (“Tenant’s Self-Help Right”), but not the obligation, to make such repairs or provide such services after the expiration of such thirty (30) day or five (5) State business day period ( the “Self-Help Notice Period”), deducting all the costs incurred thereby from the rental which is or shall be owing Landlord. Notwithstanding foregoing, in the case of a default which cannot with due diligence be cured within thirty (30) days [five (5) State business days in emergency cases], if Landlord shall, after written notice thereof from Tenant, proceed promptly and with all due diligence to commence to cure the same and thereafter to prosecute the curing of such default with all due diligence, the time of Landlord within which to cure the same shall be extended for such period as may be necessary for the curing thereof with all due diligence. The provisions of this paragraph are in addition to, and not in lieu of, any and all rights and remedies available to Tenant pursuant to the provisions of this Lease, including, without limitation, the provisions of sub clause No. 68 hereof (Interruption of Services).

17B. Notwithstanding anything herein to the contrary, the remedies afforded Tenant in this paragraph shall not apply if Landlord, after such notice, has commenced to cure and diligently continues to perform such work and services as are appropriate in such event. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply or is delayed making any repair, additions, alterations or decorations or is unable to supply or is delayed in set forth in Clause No. 60 hereof (Force Majeure). Notwithstanding anything to contrary contained in the immediately preceding sentence, if in any calendar year: (i) Landlord is unable to render a particular service (such as cleaning, if Tenant elects to require Landlord to clean the Demised Premises), (ii) Landlord realizes an actual savings (i.e., net of any expenses incurred by Landlord in attempting to restore such service) in costs as the result of its inability to render such service (the “Service Interruption Savings”), (iii) Tenant does not receive any abatement of the rental payable hereunder as the result of such inability of Landlord to render such and (iv) the Operating Expenses for such calendar year are less than the Base Operating Year Expense, then Landlord shall pay to Tenant an amount equal to Tenant’s Proportionate Share of the lesser (x) the amount of the Service Interruption Savings, (y) the amount included in the Base Operating Year Expenses for such service or (z) the amount by which the Operating Expenses for such calendar year are less than the Base Operating Year Expenses.

17C. In the event that tenant gives a Tenant’s Self-Help Notice and Landlord in good faith disputes Tenant’s contention that landlord has failed to make repairs or provided services to such an extent as would entitle Tenant to exercise Tenant’s Self-Help Right pursuant to the terms hereof, Landlord, at any times prior to the expiration of the Self-Help Notice Period, shall have the right to give a notice to Tenant (“Landlord’s Self-Help Dispute Notice”) disputing Tenant’s right to exercise Tenant’s Self-Help Right. In the event that Landlord timely gives a Landlord Self-Help Dispute Notice, Tenant shall not have the right to exercise Tenant’s Self-Help Right unless and until tenant obtains a declaratory judgment from a court of competent jurisdiction to the effect that Tenant is entitled to exercise Tenant’s Self-Help Right in accordance with the provisions of this Lease.

SUBORDINATION

18A. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all present and future ground leases, overriding leases, overriding leases and underlying leases of the Land or the Building or the portion thereof in which the Demised Premises are located in whole or in part (“Superior Leases”); to all mortgages and building loan agreements which may now or hereafter affect the Land or the Building or any of such Superior Leases (“Superior Mortgages”), whether or not the Superior Leases or Superior Mortgages shall also cover other lands or buildings; to each and every advance made or hereafter to be made under the Superior Mortgages; and to all renewals, modifications, replacement and extensions of the Superior Mortgages and spreaders, consolidations and extensions of the Superior Mortgages. This Clause shall be self-operative and not further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver at its own cost and expense an instrument, in recordable form if required, that Landlord, the lessor of any Superior Lease (each, a “Superior Lessor”) or the holder of any Superior Mortgage (each, a “Superior Mortgage”) or any of their respective successors in interest may reasonably request to evidence such subordination, Tenant agrees, without father instruments of attornment or other instruments in each case, (i) that Tenant will attorn to the lessor under any Superior Lease, or the holder of any Superior Lease, or the holder of any Superior Mortgage, as the case may be, (ii) that Tenant will waive the provisions of any statue or role of law now or hereafter in effect which may give or propose to give Tenant any right of electing to terminate this Lease or to surrender possession of the Demised Premises in the event a Superior Lease is terminated or a Superior Mortgage is foreclosed and (iii) that Tenant shall take no steps to terminate this Lease without giving written notice to said lessor under the Superior Lease, or holder of a Superior Mortgage, and a reasonable opportunity to cure (without such lessor or holder being obligated to cure), any default on the part of the Landlord under Lease.

18.B With respect to Superior Mortgages and Superior Leases which mayo be executed on or after the date of this Lease, the holder of any such Superior Mortgages shall offer to enter into a subordination, non-disturbance and attornment agreement with Tenant in recordable form, on the customary form of such holder or lessor which shall provide in substance that so long as no default exists hereunder beyond any applicable grace period (if any), Tenant shall not be disturbed in its possession of the Demised Premises and shall also contain substantive provisions substantially similar to those contained in the form annexed hereto as Exhibit “K” (herein called a “Standard SNDA Agreement”).

QUIET ENJOYMENT

19. The Landlord covenants with the Tenant that the Tenant, on complying with the terms he of this Lease, shall and may peacefully and quietly have the use of and enjoy the said Demised Premises.

CONDITION OF PREMIES

20. The Tenant shall at the end of the Term quit and surrender the Demised Premises as good order and condition as when received normal wear and tear and damage by the elements including, among other things, fire, excepted.

NOTICE

21. Any notice by the Tenant to the Landlord shall be deemed to be duly given if mailed by certified mail, return receipt requested, postage prepaid, addressed to Landlord a the address above, and any notice by the Landlord to the Tenant shall be deemed to be duly given if mailed by certified mail, return receipt requested, postage prepaid, addressed to the:

Commissioner of General Services

Office of General Services

C/O Chief, Bureau of Leases

Governor Nelson A. Rockefeller Empire State Plaza

Corning Tower Building, 26th Floor

Albany, New York 12242

A copy of each notice, statement, demand, request or other communication hereunder to Landlord shall be sent simultaneously to:

Concord U.S. Property, (no. 1) L.P.

c/o Concord Pacific Developments

1095 West Pender Street, Suite 900

Vancouver, British Columbia

V6E 2M6 Canada

Attention: Mr. Jon Markoulis

-and-

O&Y Concord 60 Broad Street Company

c/o Concord Properties

60 Broad Street

New York, New York 10004

Attention: Mr. Jonathon Coven

-and-

Bachner, Talley, Polevoy & Misher, L.L.P.

380 Madison Avenue

New York, New York 10017

Attention: Martin D. Polevoy, Esq.

Each notice statement, demand, request or other communication required or permitted pursuant to this Lease or otherwise shall be in writing unless specified in this Lease, and shall be deemed to have been given, rendered or made on the second day form the day so mailed to different state, in which case it shall be deemed to have been given on the third day after mailing. By giving the other party at least ten (10) days’ prior notice, either party may, by notice given as above provided, designate a different address or addresses for notices. Notwithstanding anything to the contrary contained ion the foregoing, Landlord may send any rent bills or vouchers required to be sent by Landlord in pursuant to this Lease by regular mail.

NEW LANDLORD

22. In case the Demised Premise or the building of which the same is a part shall be sold, conveyed, transferred, assigned, leased or sublet, or if the landlord shall sell, convey, transfer or assign this Lease or rents due under this Lease, or if for any reason there shall be a change in the manner of which rental reserved hereunder shall be paid to Landlord, proper written notice of such change shall be filed immediately by the Landlord with the Commissioner of General Services. No notice given to the State in cases provided in this paragraph shall be deemed sufficient until filed as herein provided.

In the event the Demised Premises or the Building of which the same is a part shall be sold, transferred, assigned, leased or sublet, or if the Landlord shall sell, transfer, or assign this Lease or the rents due hereunder, to a person or persons employed by the State of New York and subject to the provisions of Section 73 of the Public Officers Law, or if subsequent to the execution of this Lease it is found that Landlord is such a person, then upon written notice to Landlord, or its successors and assigns Tenant shall have the right to cancel this Lease effective as of the date given in said notice.

BROKERAGE FEES

23. Landlord and Tenant each represent to one another that they have no dealings or communications with any broker or agent other than Julien J. Studley, Inc. (“Studley”) and Edward Minskoff Equities, Inc. (“Minskoff”) in connection with this Lese or the negotiation thereof. Landlord shall pay or cause to be paid to Studley and Minskoff any commissions, compensation or charges to which Studley and Minskoff are entitled in connection with this Lease.

MERGER CLAUSE

24. It is understood and agreed by and between the parties hereto that no representations or promises have been made in respect to the Demised Premises other than those contained herein or except those as may be contained in a rider attached to and mad a part of this Lease.

LANDLORD’S INTEREST

25. The Landlord represents that the Demised Premises above described are owed by the Landlord in fee simple absolute or leased for period exceeds the herein Term. Landlord shall provide Tenant with a copy of pertinent underlying and ground leases.

NO DEVIATIONS

26. It is understood and agreed by and between the parties hereto that the agency in possessions is not authorized to allow any deviations from the provisions of this Lease, including among others, substitutions for, or additions to, items of construction or alterations, or commit the State in any way.

REMOVAL OF PERSONAL PROPERTY

Any and all articles of personal property including, without limitation, business and trade fixtures, machinery equipment, cabinet work, furniture, movable partitions, carpeting and water coolers, owned or installed by the Tenant at its sole expense (excluding such items installed by Landlord as part of Landlord’s Work, as hereinafter defined) are and shall remain the property of the Tenant and may be removed by it at any time during the Term or holdover period, but Tenant shall not be required to remove them at the end of the Term or holdover period, but Tenant providing that if such fixtures, machinery, equipment, cabinet work, furniture, moveable partitions, carpeting and water coolers not so removed shall be deemed abandoned and may either be retained by Landlord as a property or disposed of without accountability, at Tenant’ sole cost and expense in such manner as Landlord may see fit. Notwithstanding anything to the contrary contained herein, in the event that any of the foregoing items of personal property cannot be removed without permanent structural damage or defacement of the Building, same shall not be removed by Tenant and shall remain in the Demised Premises as the end of the Term.

ALTERATIONS BY TENANT

28A. After completion of the work described in the Work Letter, Tenant may at any time and from time to time, at its sole expense, make alterations, additions, installations, substitutions, improvements, and decorations (hereinafter collectively called “changes” and, as applied to changes provided for in this Clause No. 28, “Tenant Changes”) in and to the Demised Premises, excluding structural changes and changes affecting the Base Building Systems, on the conditions set forth in the following subclauses (a) through (g).

(a) The outside appearance, character and use of the Building shall be unaffected, the structural strength of the Building shall not be weakened or impaired, and the value of the Building shall not, in the opinion of Landlord, be lessened.

(b) No part of the Building outside of the Demised Premises shall be physically affected.

(c) The proper functioning of the mechanical, electrical, sanitary and other Base Building Systems shall not be adversely affected.

(d) After performing the work involved in making such changes, Tenant shall on Landlord’s written request restore the Demised Premises to their condition prior to the making of any changes permitted by this Clause No. 28, reasonable wear and tear excepted.

(e) Such changes will not result in a violation of, or require a change in, the certificate of occupancy applicable to the Building or to the Demised Premises.

(f) Before proceeding with any change (exclusive of changes in items constituting Tenant’s Property and changes, such as carpeting, that are merely cosmetic in nature), Tenant shall submit to Landlord, for Landlord’s approval in writing, which approval should not be unreasonable withheld or delayed, plans and specifications for the work to be done, and if such change requires approval by or notice to the lessor of a Superior Lease or he holder of a Superior Mortgage, Tenant shall not proceed with the change until such approval has been received, or such notice shall have been given, as the case may be, and all applicable conditions and provisions of said Superior Lease or Superior Mortgage with respect to the proposed change or alteration have been met or compiled with such notice as case may be. Any change for which approval has been received shall be performed strictly in accordance with the approved plans and specifications, and no amendments or additions tot such plans and specifications shall be made without the prior written consent of Landlord. No consent of Landlord shall, however, be required for any non-structural alteration which costs less than ten thousand dollars ($10,000.00) and which does not require a building or alteration permit. Tenant shall not be permitted to make part of the Demised Premises any materials, fixtures or articles which are subject to liens, conditional sales contracts, security agreements for chattel mortgages.

(g) Tenant shall comply with all other terms and conditions of this Lease (including, without limitation, the Alterations Rules and Regulations annexed hereto as Exhibit 1 and made a part hereof) in connection with Tenant’s Changes.

28B. In connection with any Tenant’s Changes, Landlord shall be entitled to charge Tenant a reasonable fee to cover Landlord’s legal, engineering, architectural and other costs of reviewing plans and specifications, ensuring compliance with all laws, codes, rules and regulations, monitoring the conformity of the work to the plans and specifications, and similar matters. Such costs shall include without limitation both Landlord’s out-of-pocket costs and an appropriate allocation of Landlord’s general overhead.

28C. All Tenant’s Changes shall at all times comply with all Legal Requirements and all rules and regulations of Landlord. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of Tenant’s Changes and for final approval thereof upon completion, and shall cause Tenant’s Changes to be performed in compliance with the same and all applicable requirements of insurance bodies and in good and first-class workmanlike manner, using materials and equipment which are new at least equal in quality and class to the original installations of the Building. Tenant’s Changes shall be performed (i) so as not to interfere with the occupancy of any other tenant in the Building, (ii) so as not to delay, or impose any additional expense upon Landlord in the construction, maintenance or operation of the Building, and (iii) by contractors or mechanics approved by Landlord. Throughout the performance of Tenant’s Changes, Tenant shall cause all contractors and subcontractors performing any portion of such work to carry workmen’s compensation insurance in statutory limits and general liability insurance for any occurrence on, in or about the Building. Landlord and its managing agent shall be named as parties insured under such general liability insurance, in such limits as Landlord may reasonably prescribe and with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence satisfactory to Landlord that such insurance is in effect at or before the commencement of Tenant’s Changes and, on request, at reasonable intervals thereafter during the continuance of Tenant’s Changes. No Tenant’s Changes shall involve the removal of any fixtures, equipment or other property in the Demised Premises unless (i) Landlord’s prior written consent is first obtained and (ii) such fixtures, equipment or other property shall be promptly replaced, at Tenant’s expense and free of superior title, liens, and claims, with fixtures, equipment or other property (as the case may be) of like utility and at least equal value (which replaced fixtures, equipment, or other property shall thereupon become the property of Landlord)

28D. Tenant will not at any time, prior to or during the Term, either directly or indirectly, use any contractors, labor or materials in or about the Demised Premises or the Building which would, in Landlord’s opinion, create any difficulty with other contractors or labor engaged by Tenant or Landlord or others or would in any way disturb harmonious labor relations in the construction, maintenance or operation of the Building.

28E. All of Tenant’s Changes by whoever performed, shall be performed only during the regular working hours of the service employee groups employed by Landlord. If Tenant desires to perform work through contractors, agents, or employees, Tenant shall pay as Additional Rent the cost of employing such additional help as shall be required under the rules and regulations of the service employee groups employed by Landlord in connection with the Building. Payment shall be made by Tenant to Landlord within 30 days after Tenant is billed therefor.

28F. Tenant will promptly upon the completion of any Tenant’s changes delivered to landlord “as-built” drawings of the Tenant’s changes Tenant has performed or caused to the performed in the Demised Premises, and (a) if any Tenant’s Changes are then proposed or in progress, Tenant’s drawings and specifications, if any, for such Tenant Changes and (b) if any Tenant’s Changes by Landlord for Tenant were performed or are then proposed or in progress, “the as-built” drawings, if any, or the drawings and specifications, as the case may be, for such Tenant’s Changes, Tenant’s possession.

28G. Tenant shall keep records of Tenant’s Changes costing in excess of $5,000 and of the cost there of. Tenants shall, within forty-five (45) days after demand by Landlord, furnish to Landlord copies of such records and cost If landlord shall require same in connection with any proceeding to reduce the assessed Valuation of Real Property or for any other reason or purpose.

28H. All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises at or prior to the Commencement Date or during the Term shall be and remain a part of the Demised Premises, shall be deemed the property landlord, and shall not be removed by Tenant accept as expressly provided in this Lease.

ALTERATIONS BY LANDLORD

29. Upon Tenant’s written request, Landlord shall act as Tenant’s representative for the performance of Tenant Changes requested by Tenant that cost in excess of Five Thousand ($5,000.00) Dollars. Landlord’s performance of this function on behalf of Tenant shall be at no cost or expense to Landlord, and Landlord shall incur no liability in connection therewith except to the extent of Landlord’s gross negligence or willful misconduct. It is expressly understood that with respect to Tenant Changes performed pursuant to this Clause No. 29, Landlord shall not be obligated to enter into any contracts (“Tenants Contract”) with any construction managers, general contractors, subcontractors, architect, engineers, or other professionals (collectively, “Tenant’s Contractors”) that will engage in the performance, design or supervision of Tenant changes. Landlord’s sole responsibility under this No. 29 shall be to arrange for such Tenant’s Contractors to enter into Tenant’s Contracts for the performance of such Tenant Changes and Landlord shall have no liability to Tenant for errors, omissions, negligence or misconduct of such Tenant’s Contractors. Without limiting the generality of the immediately preceding sentence, Tenant acknowledges that Landlord will not be required to supervise or inspect the Tenant Changes performed by Tenant’s Contractors, and that Tenant shall look solely to Tenant’s Contractors, and not to Landlord, in the event that there are defects or delays in the construction of Tenant Changes by Tenant’s Contractors. All Tenant’s Contractors negotiated by Landlord pursuant to this Clause No. 29 shall require that the Tenant Changes contemplated thereby be performed in accordance with the provisions of Clause No. 28 hereof and the Rules and Regulations for Alterations annexed hereto as Exhibit “I”. In connection with any Tenant’s Changes, Landlord shall entitled to charge Tenant a reasonable fee to cover Landlord’s legal, engineering, architectural and other costs of reviewing plans and specifications, ensuring compliance with all laws, codes, rules and regulations, monitoring the conformity of the work to the plans and specifications, and similar matters. Such costs shall include without limitation both Landlord’s out-of-pocket costs and an appropriate allocation of Landlord’s general overhead.

NON-DISCRIMINATION

30.A. In accordance with Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor all will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, age disability or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is a contract for the construction, alteration or repair of any public building or public work for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; (b) discriminates against or intimidate any employee hired of the performance of work under this contract. If this is a building service contract as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall by reason of race, creed, color, national origin, age, sex or disability: 9a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation.

MINORITY AND WOMEN OWNED BUSINESS ENTERPRISE PARTICIPATION

30B. The Commissioner of General Services recognizes the need to take affirmative action to ensure that Minority and Women-Owned Business Enterprises are given the opportunity for meaningful participation in support services related to leases for State occupied premises. In order to realize this objective, the Commissioner of General Services encourages the use of Minority and Women-Owned Business Enterprises in the provision of lease tenant services, with respect to building maintenance, HVAC services, procurements, insurance, renovation, security and under comparable tenant services.

The Landlord, by entering into this lease, acknowledges an understanding of the State policy respecting the utilization of Minority and Women-Owned Business Enterprises herein stated and pledges to cooperate with the State in the implementation of this policy.

INTERNATIONAL BOYCOTT PROHIBITION

31. In accordance with Section 220-f of the Labor Law and Section 1349-h of the State Finance Law and the regulations of the Comptroller of the State of New York promulgated there under, the Landlord agrees, as a material condition of the Lease:

(a) That neither the Landlord nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the provisions of the United States Export Administration Act of 1969, as amended, or the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated there under;

(b) That if the Landlord or any substantially owned or affiliated person, firm, partnership or corporation has been convicted or subjected to final determination by the United States Department of Commerce or any other appropriate agency of the United States of a violation of the United States Export Administration Act of 1969, as amended or the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated there under, the Landlord shall notify the Comptroller of such conviction or determination in the manner prescribed by the Comptroller’s regulations.

SIGNS

32. The Tenant may post and maintain such signs and notices with Landlord’s prior written approval, which may not be unreasonably withheld or delayed, as is reasonably required to inform the public as to its location in the Building and shall have a right to have its name and other pertinent information on the lobby directory board. Notwithstanding the foregoing, all signs shall be so such construction and design as shall be equal to building standard, and no paper or temporary signs will be approved or permitted. Tenant shall not be permitted to install any sign on the outside of the Building, provided however, that Tenant may install the Seal of the State of New York on the outside of the Building at the 25 Beaver Street main lobby entrance, provided that the size and material of such seal are reasonably acceptable to Landlord.

MARGINAL NOTES

33. The marginal notes as to contents of particular paragraphs herein are inserted only for convenience, and are in no way to be construed as a part of this Lease or as limitation of the scope of the particular paragraphs to which refer.

34. If Tenant shall request Landlord’s consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where as a matter of law Landlord may not unreasonably withhold its consent.

NECESSARY SIGNATURES

35. This Lease shall not be binding and effective upon the State of New York unless and until the same shall have been approved by the State Attorney General and the State Comptroller, as signified by their signatures (or the signatures of their representatives) on the signature page of this Lease. The Landlord has signed the within document to attest to its wiliness to accept all the terms and conditions of the document as currently included. Signature and execution by the Landlord shall not constitute a binding agreement ;until accepted in a timely manner as provided herein. The Landlord reserves the right to revoke its offer of the Lease by notice as provided in this Lease at any time prior to the execution of the Lease and delivery to the Landlord by the People of the State of New York with all approvals. At Landlord’s option to be exercised by notice in writing sent in accordance with the terms hereof, this Lease shall be deemed null and void and of no force and effect in the event such approvals have not been obtained and delivered to Landlord on or before the sixtieth (60th) day following delivery of this Lease to Tenant.

36. See Rider Clauses 37 through 68 attached hereto and made a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed in duplicate originals the day and year first written above.

LANDLORD:
O & Y CONCORD 60 BROAD STREET COMPANY
By:	Concord U.S. Property (No. 1) L.P., a general partner
By:	Concord U.S. Property (No. 1) Corp., a general partner

By:	/s/ illegible

********	********

TENANT:

APPROVED AS TO FORM	THE PEOPLE OF THE STATE OF NEW YORK

Attorney General	Commissioner of General Services

BY	/s/ Stephen J. Hensel	BY	/s/ illegible

	Assistant Attorney General		Commissioner
	*******		*******

APPROVED

/s/ illegible

Chief, Bureau of Leases

APPROVED

H. CARL MCCALL

State Comptroller

BY	/s/ illegible

State Comptroller’s No.